Exhibit 2.1

EXECUTION VERSION

PURCHASE, SALE AND OPTION AGREEMENT

BY AND AMONG

RSP PERMIAN, L.L.C.,

WALLACE FAMILY PARTNERSHIP, LP,

AND

TED COLLINS, JR.

AS SELLERS

AND

RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

AS BUYER

i

EXHIBITS

Exhibit A	Part 1	Leases and Units
Exhibit A	Part 2	Wells
Exhibit A	Part 3	Facilities
Exhibit A	Part 4	Contracts
Exhibit A	Part 5A	Fee Tracts, Easements and Rights-of-Way
Exhibit A	Part 5B	Operator Assets
Exhibit B	–	Excluded Assets
Exhibit C-1	–	Allocated Values of Tracts – Initial Assets
Exhibit C-2	–	Allocated Values of Tracts – Option Assets
Exhibit D	–	Form of Assignment
Exhibit E	–	Form of Tag Along PSA
Exhibit F	–	Form of Transition Services Agreement
Exhibit G	–	NPI Purchase Agreement
Exhibit H	–	Form of SWD Agreement

SCHEDULES

Schedule 4.09	–	Hard Consents
Schedule 6.01(c)	–	Consents
Schedule 6.01(f)	–	Litigation
Schedule 6.01(j)	–	Royalty Payments
Schedule 6.01(l)	–	Hydrocarbon Sales
Schedule 6.01(m)	–	Disposal of Hazardous Materials
Schedule 6.01(n)	–	Exceptions to Compliance with Laws
Schedule 6.01(o)	–	Contracts
Schedule 6.01(q)	–	Status of Payout Balances
Schedule 6.01(s)	–	Oil and Gas Operations
Schedule 6.01(v)	–	AFEs
Schedule 6.01(w)	–	Preferential Purchase Rights
Schedule 6.01(x)	–	Tag Along Rights
Schedule 6.01(aa)	–	Affiliate Transactions
Schedule 6.01(bb)	–	Areas of Mutual Interest
Schedule 6.01(dd)	–	Bonds
Schedule 7.04	–	Possible Option Period Operations
Schedule 7.05	–	Governmental Bonds
Schedule 10.06	–	Suspense Funds

PURCHASE, SALE AND OPTION AGREEMENT

This Purchase, Sale and Option Agreement (this “Agreement”) is made and entered into this 28th day of December, 2012, by and among RSP Permian, L.L.C., a Delaware limited liability company (“RSP”), Wallace Family Partnership, LP, a Texas limited partnership (“Wallace”), Ted Collins, Jr., an individual (“Collins”; RSP, Wallace and Collins being sometimes referred to herein, collectively, as “Sellers” and, individually, as “Seller”) and Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (“Buyer”). Buyer and Sellers are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

W I T N E S S E T H:

WHEREAS, Sellers are the owners of the Assets (as hereinafter defined); and

WHEREAS, Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, an undivided 32.352941% of Sellers’ right, title and interest in the Assets, and Sellers are willing to grant to Buyer, and Buyer is willing to purchase from Sellers, an option to purchase the remaining undivided 67.647059% of Sellers’ right, title and interest in the Assets, all subject to and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ACTOIL” shall mean ACTOIL, LLC, a Delaware limited liability company and grantee under the RSP NPI Conveyance.

“Accounting Arbitrator” shall have the meaning given that term in Section 10.01(b).

“Additional Assignments” shall have the meaning given that term in Section 9.03(a).

“Adjusted Initial Purchase Price” shall have the meaning given such term in Section 3.01(a).

“Adjusted Option Purchase Price” shall have the meaning given such term in Section 3.01(c).

“AFEs” shall have the meaning given that term in Section 6.01(v).

“Affiliate” shall mean any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Affiliate Contracts” shall have the meaning given that term in Section 6.01(aa).

“Agreement” shall have the meaning given that term in the preamble.

“Allocated Value” shall have the meaning given that term in Section 3.03.

“Applicable Adjustment Period” shall have the meaning given that term in Section 3.04(a)(i).

“Applicable Taxes” shall mean any Taxes, including Production Taxes, imposed with respect to the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, or relating to any business using the Assets, in each case, if the Tax could result in a lien or other claim against any of the Assets or Buyer or any of its Affiliates.

“Assets” shall have the meaning given that term in Section 2.02.

“Assignment” shall have the meaning given that term in Section 9.03(a).

“Business Day” shall mean each calendar day except Saturdays, Sundays, and Federal holidays.

“Buyer” shall have the meaning given that term in the preamble.

“Buyer Indemnitees” shall have the meaning given that term in Section 12.03.

“Buyer’s Auditor” shall have the meaning given that term in Section 7.07.

“Casualty Loss” shall have the meaning given that term in Section 13.02(c).

“Cap Amount” shall have the meaning given that term in Section 12.04(c).

“Claim” shall have the meaning given that term in Section 12.11(b).

“Claim Date” shall have the meaning given that term in Section 4.02.

“Claim Notice” shall have the meaning given that term in Section 12.11(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collins” shall have the meaning given that term in the preamble.

“Complete Title Failure” shall mean (i) as to any Seller, any matter (other than a Permitted Encumbrance) causing such Seller to have less than Defensible Title to any of the Assets under clause (a)(i) or (a)(ii) of the definition thereof, where the reduction in the share of the Initial Purchase Price or Option Purchase Price, as applicable, of such Seller attributable to such matter equals 100% of the Allocated Value of the respective Asset, or (ii) as to any Seller, an overstatement of the Net Revenue Interest in any Asset or understatement of the Working Interest in any Asset, in each case as set forth on Exhibit C-1 or Exhibit C-2, as applicable, due to a mistake or scrivenor’s error in preparing Exhibit C-1 or Exhibit C-2, as applicable.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated October 3, 2012, between RSP and Parent.

“Consents” shall have the meaning given that term in Section 4.09.

“Contracts” shall have the meaning given that term in Section 2.02(g).

“COPAS” shall mean the Accounting Procedures promulgated by the Council of Petroleum Accountants Societies.

“Cure End Date” shall have the meaning given that term in Section 4.03(a).

“Data” shall have the meaning given that term in Section 2.02(k).

“Debt Financing” means the debt financing that may be entered into by Buyer in order to consummate the transactions contemplated hereby.

“Debt Financing Parties” means any Lender and any of their respective former, current or future officers, directors, managers, employees, agents and other representatives and affiliates.

“Defect Deductible” shall have the meaning given that term in Section 4.05(a).

“Defensible Title” shall have the meaning given that term in Section 4.01.

“Dispute Notice” shall have the meaning given that term in Section 10.01(a).

“Effective Time” shall have the meaning given that term in Section 2.01(a).

“Environmental Arbitrator” shall have the meaning given that term in Section 5.06.

“Environmental Defect” shall have the meaning given that term in Section 5.02.

“Environmental Defect Amount” shall mean, with respect to an Environmental Defect, the Lowest Cost Response with respect thereto.

“Environmental Defect Notice” shall have the meaning given that term in Section 5.03.

“Environmental Defect Property” shall have the meaning given that term in Section 5.03.

“Environmental Examination Period” shall have the meaning given that term in Section 5.01(a).

“Environmental Laws” shall mean applicable Laws pertaining or relating to: (a) pollution or pollution control, including storm water; (b) protection of public health, wildlife, natural resources or the environment; (c) employee safety in the workplace; or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Endangered Species Act, and the Oil Pollution Act of 1990. The term “Environmental Laws” shall also include the regulations and orders promulgated thereunder and all amendments to any of the foregoing that are adopted prior to the Effective Time, but shall not include any Law not in effect as of the Effective Time.

“Environmental Liabilities” shall mean any and all damages (including any remedial, removal, response, abatement, clean-up, investigation, assessment and/or monitoring costs and associated fines, penalties and legal costs) incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Authority or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Authority or other Person pursuant to common law or statute and related to the use or release of Hazardous Materials. Notwithstanding anything contained in this Agreement, “Environmental Liabilities” shall not include any claims, costs, expenses, liabilities or obligations arising from or related to any disposal prior to the Closing Date by any Seller or any of its Affiliates of any Hazardous Material or other material or substances generated or used on the Assets, at sites off of the Assets.

“Escrow Agent” shall have the meaning given that term in Section 3.02(a).

“Excluded Assets” shall have the meaning given that term in Section 2.03.

“Exercising Tag Along Holders” shall have the meaning set forth in Section 2.01(a).

“Facilities” shall have the meaning given that term in Section 2.02(e).

“Files” shall have the meaning given that term in Section 2.02(j).

“Final Accounting Statement” shall have the meaning given that term in Section 10.01(a).

“Fundamental Representations” shall have the meaning given that term in Section 12.04(d)(i).

“Governmental Authority” shall mean any federal, state or local government or any court of competent jurisdiction, or any regulatory or administrative agency, commission, department, board, bureau or other division or instrumentality thereof that exercises jurisdiction over any of the Assets.

“Governmental Authorizations” shall have the meaning given that term in Section 2.02(i).

“Hard Consents” shall have the meaning given that term in Section 4.09.

“Hazardous Materials” shall mean any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.

“Hydrocarbons” shall mean all substances produced under the Leases, including oil, gas, casinghead gas, condensate and other gaseous or liquid hydrocarbons produced or processed in association therewith.

“Imbalance” shall mean over-production or under-production or over-deliveries or under-deliveries of Hydrocarbons, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system or other location.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, alternative minimum taxes, net worth and any taxes on items of tax preference, but not including sales, use, goods and services, production, severance, real or personal property transfer or other similar taxes), (b) multiple bases (including, but not limited to, franchise, margin, doing business or occupation taxes) if one or more of the bases upon which such tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding taxes measured with reference to or as a substitute for any tax described in clauses (a) or (b) above, including (in each case) any interest, penalty or addition thereto, whether disputed or not; and “Income Tax” means any one of them.

“Indemnitee” shall have the meaning given that term in Section 12.11(a).

“Indemnitor” shall have the meaning given that term in Section 12.11(a).

“Indemnity Deductible” shall have the meaning given that term in Section 12.04(b).

“Indemnity Escrow” shall have the meaning given that term in Section 3.02(b).

“Initial Assets” shall mean an undivided 32.352941% of Sellers’ right, title and interest in the Assets; provided, that (a) with respect to the Assets described in clause (g), (h), and (i) of the definition thereof Buyer shall acquire an undivided interest in Sellers’ rights and obligations thereunder, and (ii) the Assets described in clause (j) and (k) of the definition thereof shall apply to copies (but not originals) of such Files and Data.

“Initial Assets Assumed Obligations” shall have the meaning given that term in Section 12.01(a).

“Initial Assets Retained Liabilities” shall have the meaning given that term in Section 12.01(b).

“Initial Closing” shall have the meaning given that term in Section 9.01(a).

“Initial Closing Date” shall have the meaning given that term in Section 9.01(a).

“Initial Indemnity Escrow” shall have the meaning given that term in Section 3.02(a).

“Initial Purchase Price” shall have the meaning given that term in Section 3.01(a).

“Initial Tag Along Assets” shall mean an undivided 32.352941% of the right, title and interest of the Third Parties owning the Tag Rights in the Tag Along Assets.

“Knowledge” shall mean, with respect to RSP, the actual knowledge of Michael K. Grimm, Steven D. Gray, Tamara D. Pollard, Bill Huck and Leslyn Wallace; with respect to Wallace, the actual knowledge of Michael Wallace; and with respect to Collins, the actual knowledge of Ted Collins, Jr.

“Lands” shall have the meaning given that term in Section 2.02(b).

“Law” or “Laws” shall mean any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, judgment, binding policy or other official act of or by any Governmental Authority.

“Leases” shall have the meaning given that term in Section 2.02(a).

“Lenders” means the lenders under any Debt Financing entered into by Buyer in order to consummate the transactions contemplated hereby, in each case, in each of their respective capacities as agent, arranger and lender, as applicable, and including their respective affiliates and permitted assigns in such capacities.

“Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Lowest Cost Response” shall mean, with respect to an Environmental Defect, the lesser of (a) the reasonably estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, or (b) the amount of Environmental Liabilities that the Seller Representative and Buyer reasonably believe will be incurred or required to be paid by Sellers with respect thereto.

“Material Contract” shall mean the following (excluding any Leases and any joint operating agreements):

(a) any Contract that can reasonably be expected to result in aggregate payments by Sellers with respect to the Assets of more than $100,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(b) any Contract that can reasonably be expected to result in aggregate revenues to Sellers with respect to the Assets of more than $100,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(c) any purchase and sale, transportation, gathering, processing, refining or similar Contract (in each case) to which any Seller is a party (or to which any portion of the Assets is subject) with respect to Hydrocarbons from the Assets that is not terminable without penalty on 30 days or less notice (including any Contract providing for volumetric or monetary commitments or indemnification therefor or for dedication of future production);

(d) any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) to which the Assets are subject (whether a Seller is the borrower or the lender) and all related security agreements or similar agreements associated therewith;

(e) any agreement binding upon a Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the date hereof, other than conventional rights of reassignment arising in connection with a Seller’s surrender or release of any of the Assets;

(f) any (i) water disposal, surface or subsurface use agreement, easement, right-of-way, or surface lease related to the Assets, and (ii) mineral deed, royalty deed, overriding royalty assignment or net profits assignment to which any Seller is a party that is related to the Assets (and is not included in the Excluded Assets);

(g) any Contract related to the Assets between a Seller and any Affiliate of such Seller and that will not be terminated at or prior to the Initial Closing;

(h) Contracts that would obligate Buyer to drill additional wells or conduct other material development operations after the Initial Closing;

(i) Contracts that provide for an area of mutual interest or would otherwise restrict Buyer’s actions after the Initial Closing with respect to the Assets;

(j) Contracts providing for any call upon, option to purchase or similar rights with respect to the Assets or to the production therefrom or the processing thereof;

(k) Any tax partnership agreement binding or affecting any of the Assets; and

(l) Any swap, forward, future or derivative transaction or option or other similar hedge agreement binding upon the Assets.

“Net Revenue Interest” shall mean with respect to each Seller, the share to which such Seller is entitled of the Hydrocarbons produced, saved and marketed from any Tract throughout the duration of the productive life of any Well on such Tract, after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments or other similar burdens on or measured by production of Hydrocarbons.

“NPI Purchase Agreement” shall have the meaning given that term in Section 6.01(ff).

“NORM” shall mean naturally occurring radioactive material.

“Notice of Intent to Exercise” shall have the meaning given that term in Section 2.05.

“Operating Expenses” shall mean all operating expenses (including costs of insurance and Production Taxes) and capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and Overhead Costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding (i) Liabilities for personal injury or death, property damage or violation of any Law, (ii) obligations to plug Wells, dismantle Facilities, close pits or restore the surface around such Wells, Facilities and pits, (iii) Environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, Facilities or personal property under applicable Environmental Laws, and (iv) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Leases and/or Wells, including those held in suspense.

“Operator Assets” shall mean those Assets described in Exhibit A – Part 5B.

“Option” has the meaning set forth in Section 2.01(b).

“Option Assets” shall mean all of Sellers’ right, title and interest in the Assets other than the Initial Assets.

“Option Assets Assumed Obligations” shall have the meaning given that term in Section 12.01(c).

“Option Assets Retained Liabilities” shall have the meaning given that term in Section 12.01(d).

“Option Claim Date” shall have the meaning given that term in Section 4.02.

“Option Closing” shall have the meaning given that term in Section 9.01(b).

“Option Closing Date” shall have the meaning given that term in Section 9.01(b).

“Option Date” shall have the meaning given that term in Section 2.05.

“Option Exercise Notice” shall have the meaning given that term in Section 2.05.

“Option Fee” shall have the meaning set forth in Section 3.01(b).

“Option Indemnity Escrow” shall have the meaning set forth in Section 3.02(b).

“Option Period” shall mean the period from the Initial Closing Date until the first to occur of the Option Termination Date or Option Closing Date.

“Option Purchase Price” shall have the meaning set forth in Section 3.01(c).

“Option Tag Along Assets” shall mean all of the right, title and interest of the Third Parties owning the Tag Rights in the Tag Along Assets other than the Initial Tag Along Assets.

“Option Termination Date” shall have the meaning given that term in Section 2.05.

“Outstanding Preferential Right” shall have the meaning given that term in Section 4.08.

“Overhead Costs” shall mean an amount equal to the COPAS charges payable under any joint operating agreement for Assets operated by RSP that would be attributable to Sellers’ interests in the Assets covered by such joint operating agreement.

“Parent” means Resolute Energy Corporation, a Delaware corporation.

“Parks JOA” shall have the meaning given that term in Section 7.08.

“Party” and “Parties” shall have the respective meanings given those terms in the preamble.

“Permitted Encumbrances” shall mean any of the following:

(a) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the Leases or Material Contracts to the extent they do not operate to reduce any net revenue interest of such Seller (as set forth in Exhibit C-1 or Exhibit C-2, as applicable) or increase any working interest of such Seller (as set forth in Exhibit C-1 or Exhibit C-2, as applicable) without a proportionate increase in the corresponding net revenue interest of such Seller or materially affect the ownership, operation, value or use of any portion of the Assets;

(b) any materialman’s, mechanic’s, repairman’s, vendor’s, construction, employee’s, contractor’s, operator’s or other similar liens or charges for the payment of expenses arising in the ordinary course of business (in each case) that are not yet delinquent;

(c) any liens for Taxes or assessments not yet delinquent;

(d) any liens or security interests created by Law, reserved in oil and gas leases for royalties, bonuses or rentals or created to secure compliance with the terms of the Leases as required by such terms;

(e) any obligations or duties affecting the Assets to any municipality or other Governmental Authority with respect to any franchise, grant, license or permit and all applicable Laws;

(f) any easements, rights of way, servitudes, licenses, permits and other similar rights for the purposes of pipelines, transmission lines, Facilities or other similar fixtures or personalty that do not materially affect the ownership, operation, value or use of any portion of the Assets;

(g) all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production that do not operate to reduce any Net Revenue Interest of a Seller (as set forth in Exhibit C-1 or Exhibit C-2, as applicable) or increase any Working Interest of a Seller (as set forth in Exhibit C-1 or Exhibit C-2, as applicable) without a proportionate increase in the corresponding Net Revenue Interest of such Seller;

(h) preferential rights to purchase or similar agreements disclosed in Schedule 6.01(w) hereto;

(i) Third Party consents to assignments or similar agreements disclosed in Schedule 6.01(c) hereto;

(j) conventional rights of reassignment contained in any Lease or assignment thereof that are effective upon abandonment of such Lease;

(k) all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein with respect to a Seller’s conveyance of its interests in the Assets to Buyer and to the extent the same are typically obtained after closing;

(l) all Contracts, to the extent complete executed copies of such Contracts are included in the Files and (in each case) that (x) do not operate to reduce any Net Revenue Interest of a Seller (as set forth in Exhibit C-1 or Exhibit C-2, as applicable) or increase any Working Interest of a Seller (as set forth in Exhibit C-1 or Exhibit C-2, as applicable) without a proportionate increase in the corresponding Net Revenue Interest of such Seller, (y) do not delay or prevent timely drilling and development of the Assets or receipt of proceeds of Hydrocarbon production therefrom, and (z) do not materially affect the ownership, operation, value or use of any portion of the Assets;

(m) all defects and irregularities affecting the Assets that do not operate to (x) reduce any Net Revenue Interest of a Seller (as set forth in Exhibit C-1 or Exhibit C-2, as applicable), or increase any Working Interest of a Seller (as set forth in Exhibit C-1 or Exhibit C-2, as applicable), without a proportionate increase in the corresponding Net Revenue Interest of such Seller, (y) delay or prevent timely drilling and development of the Assets or receipt of proceeds of Hydrocarbon production therefrom, or (z) otherwise interfere materially with the ownership, operation, value or use of any portion of the Assets;

(n) any indenture, mortgage, loan, note, credit, sale-leaseback or similar lien (in each case) by which the Assets are subject (whether a Seller is the borrower or lender) and all related security agreements, UCC filings or similar agreements associated therewith, so long as such Assets are unconditionally released from such liens on or before the Initial Closing with respect to the Initial Assets and the Option Closing with respect to the Option Assets; and

(o) with respect to RSP, the RSP Net Profits Interest (subject to Section 9.03(f) and the last sentence of Section 4.01).

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Proceeding” shall have the meaning given that term in Section 6.01(v).

“Production Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance, windfall profits and all other similar Taxes assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom (including any interest, penalty or addition thereto). For the avoidance of doubt, it is understood that Production Taxes do not include any Income Taxes.

“Qualified Loss” shall have the meaning given that term in Section 12.04(a).

“RSP” shall have the meaning given that term in the preamble.

“RSP NPI Conveyance” shall mean the Conveyance of Net Profits Overriding Royalty Interest dated July 8, 2011, between RSP and ACTOIL.

“RSP Net Profits Interest” shall mean that certain net profits overriding royalty interest burdening RSP’s interests in the Assets that was granted by RSP in favor of ACTOIL pursuant to the RSP NPI Conveyance.

“Schedule Update” shall have the meaning given that term in Section 2.05.

“Seller” and “Sellers” shall have the respective meanings given those terms in the preamble.

“Seller Indemnitees” shall have the meaning given that term in Section 12.02(a).

“Seller Representative” shall have the meaning given that term in Section 14.16.

“SWD Agreement” shall have the meaning given that term in Section 9.03(g).

“Subject Preferential Rights” shall have the meaning given that term in Section 4.08.

“Suspense Accounts” shall have the meaning given that term in Section 10.06.

“Tag Along Assets” shall mean those Assets which are subject to tag along rights as set forth in the agreements referenced on Schedule 6.01(x).

“Tag Along PSA” shall mean a purchase, sale and option agreement in the form of Exhibit E hereto, containing substantially the same terms and conditions as this Agreement, to be executed prior to the Initial Closing between Buyer and those Third Parties owning Tag Along Rights who elect to sell their Tag Along Assets to Buyer.

“Tag Along Rights” shall mean the rights of Third Parties to participate in the sale of Tag Along Assets as set forth in Section 4.10 and as delineated in the agreements referenced on Schedule 6.01(x).

“Taxes” means (a) any federal, state, local, or non-U.S. income, gross receipts, net receipts, capital gains, margin, doing business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, goods and services, severance, natural resources, production, ad valorem, transfer, registration, stamp, value added, alternative or add-on minimum, estimated, net proceeds or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability to pay amounts due pursuant to clause (a) on behalf of another Person, including any predecessor, under any contract, reimbursement or indemnity agreement, as transferee, or as successor (excluding, in all cases, any liability as a tenant or other user of property to pay ad valorem or property Taxes under a lease or similar agreement); and, (c) any liability under escheat or unclaimed property laws; and “Tax” means any one of them.

“Tax Return” means any return, declaration, report or information return (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed with any Governmental Authority or retained in connection with the determination, assessment, or collection of any Tax.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” shall have the meaning given that term in Section 4.06(b).

“Title Benefit” shall mean any right, circumstance or condition that, with respect to Tracts for which an Allocated Value is set forth on Exhibit C-1 or Exhibit C-2, as applicable, operates to increase the Net Revenue Interest of a Seller in any well drilled or which could be drilled on such Tract above that shown on Exhibit C-1 or Exhibit C-2, as applicable for such Seller, to the extent not causing a greater than proportionate increase in such Seller’s Working Interest in such well above that shown in Exhibit C-1 or Exhibit C-2, as applicable.

“Title Benefit Amount” shall have the meaning given that term in Section 4.04(b).

“Title Benefit Property” shall have the meaning given that term in Section 4.04(a).

“Title Defect” shall have the meaning given that term in Section 4.01.

“Title Defect Amount” shall mean an amount with respect to a Title Defect determined in accordance with Section 4.06.

“Title Defect Notice” shall have the meaning given such term in Section 4.02(a).

“Title Defect Property” shall have the meaning given such term in Section 4.02(a).

“Title/Environmental Escrow” shall have the meaning given that term in Section 3.02(a).

“Tract” shall mean each portion of the Leases, subdivided on a surface-acre basis, as described in Exhibit C-1 or Exhibit C-2, as applicable.

“Transfer Taxes” means any sales, use, excise, stock, stamp, document, filing, recording, registration, authorization and similar Taxes, fees and charges, and any penalties, additions to Tax, and interest levied or assessed thereon (but not including Production Taxes or Income Taxes) that are incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement.

“Transition Period” shall have the meaning given that term in Section 10.02.

“TSA” shall have the meaning given that term in Section 9.03(g).

“Units” shall have the meaning given to that term in Section 2.02(d).

“Wallace” shall have the meaning given that term in the preamble.

“Wells” shall have the meaning given that term in Section 2.02(c).

“Working Interest” shall mean with respect to each Seller, the percentage to which such Seller is obligated to bear of the costs and expenses for the maintenance, development, operation and the production relating to any Tract throughout the productive life of any well on such Tract.

Section 1.02 Interpretation. As used in this Agreement, unless the context otherwise requires, the term “includes” and its syntactical variants means “includes but is not limited to.” The headings and captions contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. All references herein to “Sections” and “Articles” in this Agreement shall refer to the corresponding section and article of this Agreement unless specific reference is made to such sections of another document or instrument. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II

ASSETS

Section 2.01 Agreement to Sell and Purchase; Option.

(a) Subject to the terms and conditions of this Agreement, (i) Buyer agrees to purchase from each Seller and each Seller agrees to sell, transfer and assign to Buyer, all of such Seller’s interest in the Initial Assets and (ii) Buyer agrees to purchase the Initial Tag Along Assets from those Third Party owners thereof who have elected to sell such Initial Tag Along Assets to Buyer on the Initial Closing Date under the terms set forth in Section 4.10 (the “Exercising Tag Along Holders”). If the transactions contemplated in this Section 2.01(a) are consummated in accordance with the terms and provisions hereof, the ownership of the Initial Assets shall be transferred from Sellers to Buyer on the Initial Closing Date but effective as of 7:00 a.m. Midland, Texas time on October 1, 2012 (the “Effective Time”). The applicable Initial Tag Along Assets, if any, shall be transferred to Buyer in accordance with the Tag Along PSA at a separate sale simultaneous with the Initial Closing under the terms set forth in Section 4.10.

(b) In consideration of the payment of the Option Fee, each Seller hereby grants to Buyer an option to purchase (the “Option”) all, but not less than all, of the Option Assets in accordance with Section 2.05. Upon exercise of the Option in accordance with Section 2.05, (i) Buyer shall purchase from each Seller and each Seller shall sell, transfer and assign to Buyer, all of such Seller’s interest in the Option Assets, and (ii) Buyer shall purchase the Option Tag Along Assets from the Exercising Tag Along Holders. If the transactions contemplated by this Section 2.01(b) are consummated in accordance with the terms and provisions hereof, the ownership of the Option Assets shall be transferred from Sellers to Buyer on the Option Closing Date but effective as of the Effective Time. The applicable Option Tag Along Assets, if any, shall be transferred to Buyer in accordance with the Tag Along PSA at a separate sale simultaneous with the Option Closing.

Section 2.02 Assets. Subject to Section 2.03, the term “Assets” shall mean, less and except the Excluded Assets, all of Sellers’ right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the following:

(a) the oil and gas leases and oil, gas and mineral leases described in Exhibit A – Part 1, subject to any depth restrictions described therein, or on Exhibit A – Part 1, and any ratifications, extensions, renewals or amendments of the same, whether or not they are listed on Exhibit A – Part 1 (collectively, the “Leases”);

(b) all other right, title and interest of Sellers in and to the lands described on Exhibit A – Part 1 or described in any of the Leases or other instruments described on such Exhibit A – Part 1 even though Sellers’ interest therein may be incorrectly described in, or omitted from, such Exhibit A – Part 1, or lands pooled, unitized or communitized therewith (collectively, the “Lands”), including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests insofar as they cover the Lands;

(c) the oil, gas, water, disposal or injection wells located upon the Lands described on Exhibit A – Part 2 (collectively, the “Wells”);

(d) the unitization, pooling and communitization agreements or declarations, and the units created thereby related to the Leases, Lands and Wells and to the production of Hydrocarbons therefrom (the “Units”);

(e) all equipment, machinery and other tangible personal property located on or used or held for use primarily in connection with the Leases, Lands, Wells or Units, or the Hydrocarbons produced therefrom, including production facilities, structures, tubular goods, well equipment, lease equipment, production equipment, pipelines, flow lines, gathering lines, injection facilities, saltwater disposal facilities, compression facilities, measurement facilities, pipes, casing, tubing, fittings, and other spare parts, supplies, tools and materials held as inventory, including those listed in Exhibit A – Part 3 (collectively, the “Facilities”);

(f) the Hydrocarbons produced from or attributable to the Leases, Units or Wells from and after the Effective Time, plus all Hydrocarbons produced therefrom prior to the Effective Time and in storage or upstream of the sales metering point as of the Initial Closing Date or the Option Closing Date, as applicable, for which an adjustment is made to the Initial Purchase Price or Option Purchase Price pursuant to Section 3.04(a)(viii);

(g) to the extent transferable, all contracts, agreements, instruments and leases to which the Assets are bound or to the extent related to the Assets, including sales and purchase contracts, operating agreements, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements, royalty settlements, and geologic, geophysical or seismic licenses including the contracts, agreements and leases listed in Exhibit A – Part 4 (collectively, the “Contracts”);

(h) all surface estates, easements and rights-of-way, surface leases and other surface or subsurface rights or agreements appurtenant to and used or held for use primarily in connection with the Assets, including but not limited to those described in Exhibit A – Part 5A and Exhibit A – Part 5B;

(i) to the extent transferable, all certificates, consents, permits, licenses or authorizations from Governmental Authorities (“Governmental Authorizations”) used in connection with the Assets;

(j) originals (or copies if Sellers do not possess originals) of all books, records, files (including Lease files, Well files, Contract files, division order files and gas sales, gathering and processing files), muniments of title, abstracts of title, title opinions, title memoranda, title curative materials, landowner contact information, correspondence, reports, maps, regulatory filings, environmental, safety and accounting records, and similar documents and materials (whether electronic or hardcopy) held and used in connection with the Assets, but excluding any of the foregoing to the extent that transfer is restricted by Third-Party agreement or applicable Law (subject to such exclusion, collectively, the “Files”);

(k) all Well logs, tests, production records, gravitational data and geological, seismic and other geophysical data or information (in each case) solely attributable to the Wells, Leases, Units or Lands (whether electronic or hardcopy), to the extent that Sellers have the right to transfer same to Buyer without the payment of any fee, penalty or other consideration but excluding any of the foregoing to the extent that transfer is restricted by Third-Party agreement or applicable Law (subject to such exclusions, collectively, the “Data”);

(l) to the extent transferable, all claims, rights and causes of action, including causes of action for breach of warranty, against Third Parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action affect the value of any of the Assets after the Effective Time or are related to the Initial Assets Assumed Obligations or the Option Assets Assumed Obligations, as applicable, together with all warranties, Third Party indemnification rights (where Seller is an indemnified party) and proceeds from any bond or policy of insurance now or previously held by any Seller that are or may potentially provide recovery for any Initial Assets Assumed Obligations or any Option Assets Assumed Obligations, as applicable;

(m) any trade credits, accounts and notes receivable, accounts payable, proceeds or revenues attributable to the Assets and accruing after the Effective Time;

(n) all refunds of costs, Taxes or expenses attributable to the Assets with respect to any periods of time after the Effective Time; and

(o) all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to the Leases, Units or Wells, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to any periods of time after the Effective Time.

Section 2.03 Excluded and Reserved Assets. The Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby, the Excluded Assets. “Excluded Assets” shall mean:

(a) all corporate, financial, tax and legal records of each Seller that relate to such Seller’s business generally (including the ownership and operation of the Assets but excluding copies of title opinions and related title documentation) or that relate to the other Excluded Assets, together with a duplicate copy (electronic or otherwise) of all of the Files and Data;

(b) any trade credits, accounts and notes receivable, accounts payable, proceeds or revenues attributable to the Assets and accruing prior to the Effective Time;

(c) all Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise Taxes) produced from or attributable to the Initial Assets or the Option Assets, as applicable, with respect to any periods of time prior to the Effective Time and not in storage upstream of the sales metering point as of the Initial Closing Date or the Option Closing Date, as applicable, and all proceeds attributable thereto;

(d) all refunds of costs, Taxes or expenses attributable to any periods of time prior to the Effective Time;

(e) all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to the Assets, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to any periods of time prior to the Effective Time;

(f) all area-wide permits and licenses or other permits, licenses or authorizations used in the conduct of any Seller’s business generally and which do not relate specifically to the Assets;

(g) all bonds, letters of credit and guarantees, if any, posted by any Seller or any of its Affiliates with Governmental Authorities and relating to the Assets as set forth on Exhibit B;

(h) except to extent providing or potentially providing recovery to Buyer for any Initial Assets Assumed Obligations or any Option Assets Assumed Obligations, as applicable, all rights, titles, claims and interests of each Seller and its Affiliates to or under any insurance policy or agreement, any insurance proceeds or to or under any bond or bond proceeds;

(i) all rights and claims relating to the Assets and attributable to periods of time prior to the Effective Time, except to the extent relating to the Initial Assets Assumed Obligations or the Option Assets Assumed Obligations, as applicable;

(j) all patents, patent applications, logos, service marks, copyrights, trade names or trademarks of or associated with any Seller, its Affiliates or their businesses;

(k) all privileged attorney-client (i) communications, files or records and (ii) other documents (other than title opinions);

(l) all materials and information that cannot be disclosed to Buyer as a result of confidentiality obligations to Third Parties;

(m) all audit rights arising under any of the Contracts with respect to any periods of time prior to the Effective Time or to any of the Excluded Assets;

(n) all analyses, bidder lists and communications with marketing advisers or other bidders in connection with marketing the Assets;

(o) all amounts paid to RSP as overhead for periods of time accruing prior to the Option Closing under any joint operating agreements burdening the Assets;

(p) the rights, titles or interests described in Exhibit B or otherwise expressly retained hereunder;

(q) any matter required to be excluded pursuant to the provisions of Section 2.02(j) or Section 2.02(k);

(r) all assets in possession of any Seller but not owned by such Seller;

(s) all third-party indemnities where any Seller is an indemnified party and the proceeds afforded thereby to the extent relating to other items included in the Excluded Assets; and

(t) unless and until the Option Closing occurs, the Option Assets.

Section 2.04 Revenues and Expenses. Subject to the provisions hereof, Sellers shall remain entitled to all of the rights of ownership (including the right to all proceeds of Hydrocarbon production from or attributable to the Assets together with all income, credits and other proceeds earned with respect to the Assets) and shall remain responsible for all Operating Expenses incurred with respect to the Assets prior to the Effective Time, in accordance with their respective interests in the Assets giving rise thereto. Subject to the provisions hereof, Buyer shall be entitled to all of the rights of ownership (including the right to all proceeds of Hydrocarbon production from or attributable to the Initial Assets together with all income, credits, and other proceeds earned with respect to the Initial Assets) and shall be responsible for all Operating Expenses incurred with respect to the Initial Assets from and after the Effective Time. Subject to the provisions hereof, and subject to the occurrence of the Option Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all proceeds of Hydrocarbon production from or attributable to the Option Assets together with all income, credits, and other proceeds earned with respect to the Option Assets) and shall be responsible for all Operating Expenses incurred with respect to the Option Assets from and after the Effective Time. All Operating Expenses attributable to the Initial Assets, (and, to the extent the Option Closing is consummated, the Option Assets) that are: (a) incurred with respect to operations conducted or Hydrocarbons produced prior to the Effective Time shall be paid by or allocated to Sellers in accordance with their respective interests in the Assets giving rise thereto and (b) incurred with respect to operations conducted or Hydrocarbons produced from and after the Effective Time shall be paid by or allocated to Buyer. The terms “earned” and “incurred”, as used in this Agreement shall be interpreted in accordance with generally accepted accounting principles utilized by Sellers, except as otherwise specified herein. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.04, (i) liquid Hydrocarbons, including natural gas liquids, shall be deemed to be “from or attributable to” the

Leases, Wells and Units when they pass through the pipeline connecting into the storage facilities into which they are run or into tanks connected to the Wells and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Wells and Units when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the Well). Sellers shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available. Regardless of the date set for the Final Accounting Statement, Buyer and Sellers agree that their intent is to allow for the earliest practical forwarding of revenue and reimbursement of expenses between them, and Sellers and Buyer recognize that either may receive funds or pay expenses after the Initial Closing Date or Option Closing Date, as applicable, which is properly the property or obligation of the other. Therefore, upon receipt of net proceeds by a Seller or Buyer that are due to another Party or upon payment of net expenses by a Seller or Buyer that are payable by another Party, such Seller or Buyer (as the case may be) shall submit a statement to the other Party showing the relevant items of income and expense with supporting documentation. Payment of any net amount due by a Seller or Buyer (as the case may be) on the basis thereof shall be made within ten (10) Business Days of receipt of such statement.

Section 2.05 Exercise of Option. Buyer shall have the right to exercise the Option by providing written notice (“Option Exercise Notice”) to Seller on or before March 18, 2013 (the “Option Termination Date”). If Buyer does not provide the Option Exercise Notice on or before the Option Termination Date, the Option shall terminate. If Buyer intends to exercise the Option, Buyer shall provide written notice of its intent to exercise the Option (the “Notice of Intent to Exercise”), which notice shall be provided no later than March 3, 2013. Within five (5) days following the receipt by Sellers of the Notice of Intent to Exercise, Sellers shall provide a written notice (the “Schedule Update”) to Buyer updating the disclosure schedules set forth in Section 6.01 to account for events and changes solely occurring between the Initial Closing Date and the Option Date (the date on which the Schedule Update is delivered is referred to as the “Option Date”). Notwithstanding the delivery of a Notice of Intent to Exercise, Buyer shall not be required to exercise the Option and may elect at any time prior to the Option Termination Date to exercise the Option (by delivery of the Option Exercise Notice) or to not exercise the Option (in which case the Option shall terminate). In the event that the Option is not exercised, at RSP’s request made on or before March 31, 2013, Buyer shall convey the Operator Assets (to the extent included in the Initial Assets) to RSP in consideration of RSP’s payment to Buyer of the Allocated Value of such Operator Assets under Exhibit C-1, such conveyance to be made with a special warranty of title from Buyer to RSP warranting title to such Operator Assets against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Buyer but not otherwise.

ARTICLE III

CONSIDERATION

Section 3.01 Purchase Price; Option Fee.

(a) The total consideration for the purchase, sale and assignment of the Initial Assets by Sellers to Buyer is Buyer’s payment to Sellers of the sum of $110,000,000 (the “Initial Purchase Price”) as adjusted pursuant to this Agreement (the “Adjusted Initial Purchase Price”). Each Seller’s share of the Initial Purchase Price shall be as follows:

Seller	Share of Initial Purchase Price
RSP	$68,960,288.00

Wallace	$20,519,856.00

Collins	$20,519,856.00

TOTAL	$110,000,000.00

Each Seller’s share of the estimated Adjusted Initial Purchase Price (determined as provided in Section 9.02(a)) shall be paid by Buyer to such Seller at the Initial Closing by means of a completed wire transfer to the account(s) of such Seller as designated by such Seller to Buyer in writing prior to the Initial Closing; provided, however, that the payment to Sellers at the Initial Closing as provided in Section 9.04(b) shall be reduced proportionately by the amount of the Initial Indemnity Escrow and the Title/Environmental Escrow as provided in Section 3.02(a).

(b) As consideration for granting the Option, Buyer shall pay to Sellers the sum of $5,000,000 (the “Option Fee”), which shall be applied against the Option Purchase Price if the Option Closing occurs. Each Seller’s share of the Option Fee shall be calculated in the same proportion as set forth in Section 3.01(a). Each Seller’s share of the Option Fee shall be paid by Buyer to such Seller at the Initial Closing by means of a completed wire transfer to the account(s) of such Seller as designated by such Seller to Buyer in writing prior to the Initial Closing.

(c) The total consideration for the purchase, sale and assignment of the Option Assets by Sellers to Buyer is Buyer’s payment to Sellers of the sum of $230,000,000 (the “Option Purchase Price”) as adjusted pursuant to this Agreement (the “Adjusted Option Purchase Price”). Each Seller’s share of the estimated Adjusted Option Purchase Price (determined as provided in Section 9.02(b)), less the amount of the Option Fee (allocated among Sellers in the same proportion as set forth in Section 3.01(a)), shall be paid by Buyer to such Seller at the Option Closing by means of a completed wire transfer to the account(s) of such Seller as designated by such Seller to Buyer in writing prior to the Option Closing; provided, however, that the payment to Sellers at the Option Closing as provided in Section 9.04(b) shall be reduced proportionately by the amount of the Option Indemnity Escrow as provided in Section 3.02(b).

Section 3.02 Escrow Amount.

(a) At the Initial Closing, Buyer shall deposit by wire transfer to JPMorgan Chase Bank, N.A. (the “Escrow Agent”), in same day funds the sum equal to (i) ten percent (10%) of the Initial Purchase Price (the “Initial Indemnity Escrow”) to satisfy amounts that may be owed by Sellers to Buyer respecting indemnities under this Agreement, and (ii) 4.5454% of the Initial Purchase Price (including any amounts added thereto pursuant to Section 4.03(c) or Section 5.04(c), the “Title/Environmental Escrow”) to satisfy adjustments to the Initial Purchase Price as a result of Title Defects and Environmental Defects affecting the Initial Assets.

(b) At the Option Closing, Buyer shall deposit by wire transfer to the Escrow Agent, in same day funds the sum equal to ten percent (10%) of the Option Purchase Price (the “Option Indemnity Escrow”) to satisfy amounts that may be owed by Sellers to Buyer respecting indemnities under this Agreement. The Option Indemnity Escrow, together with the Initial Indemnity Escrow, is referred to herein as the “Indemnity Escrow”.

Section 3.03 Allocated Values and Value of Tag Along Assets. Buyer and Sellers agree that the unadjusted Initial Purchase Price is allocated among the Initial Assets, and each Seller’s interest therein, in the amounts set forth in Exhibit C-1 and the unadjusted Option Purchase Price is allocated among the Option Assets, and each Seller’s interest therein, in the amounts set forth in Exhibit C-2. The “Allocated Value” (a) for any Asset (as a whole) equals the portion of the unadjusted Initial Purchase Price and Option Purchase Price, as applicable, allocated to such Asset on Exhibit C-1 and Exhibit C-2, as applicable and (b) for any Seller’s interest in an Asset (as a whole) equals the portion of the unadjusted Initial Purchase Price and Option Purchase Price, as applicable, allocated to such Seller’s interest in such Asset on Exhibit C-1 and Exhibit C-2, as applicable. To the extent there is any adjustment to the Initial Purchase Price or Option Purchase Price, as applicable, pursuant to this Agreement, such adjustment shall adjust the Allocated Values set forth on Exhibit C-1 or Exhibit C-2, as applicable. Buyer and Sellers agree (x) that the Allocated Values, as adjusted, shall be used by Sellers and Buyer as the basis for reporting Asset values and other items for purposes of all federal, state and local Tax Returns, including Internal Revenue Service Form 8594 and (y) that neither they nor their respective Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to holders of preferential purchase rights or Tag Along Rights or in other documents or notices relating to the transactions contemplated by this Agreement except to the extent otherwise required by Law. Each Party will notify the other Parties if it receives notice that the Internal Revenue Service or other taxing authority proposes any allocation that is different from the allocation as set forth in Exhibit C-1 or Exhibit C-2, as applicable.

Section 3.04 Adjustments to Purchase Price.

(a) Each Seller’s share of the Initial Purchase Price or Option Purchase Price, as applicable, for the Initial Assets or Option Assets, as applicable, shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles and COPAS standards and without duplication of amounts paid pursuant to Section 2.04:

(i) Reduced by the aggregate amount of the following proceeds received by such Seller during the period between the Effective Time and the Initial Closing Date or the Option Closing Date (as applicable, referred to herein as the “Applicable Adjustment Period”): (A) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise Taxes) produced from or attributable to the Initial Assets or Option Assets, as applicable, during the Applicable Adjustment Period, and (B) other proceeds earned with respect to the Initial Assets or Option Assets, as applicable, during the Applicable Adjustment Period;

(ii) Reduced in accordance with Section 4.08 (Preferential Rights to Purchase), by an amount equal to such Seller’s share of the Allocated Value of those Initial Assets or Option Assets, as applicable, with respect to which preferential purchase rights have been exercised prior to the Initial Closing or Option Closing, as applicable, or with respect to any Outstanding Preferential Rights;

(iii) After the Initial Closing, (A) Reduced as a result of Title Defects by the Title Defect Amounts attributable to such Seller, to the extent required by Section 4.03, but subject to the limitations of Section 4.05, (B) increased as a result of Title Benefits by the Title Benefit Amounts attributable to such Seller, to the extent required by Section 4.04(b), and (C) reduced as a result of Environmental Defects by the Environmental Defect Amounts attributable to such Seller, to the extent required by Section 5.04, but subject to the limitations of Section 5.05; provided, however, that, for the avoidance of doubt, it is understood that (x) to the extent a Title Defect and/or Environmental Defect has been resolved pursuant to this Agreement prior to the Option Closing, appropriate adjustments will be made in connection with the Option Closing pursuant to this Section 3.04(a)(iii) with respect to the Option Assets affected thereby, (y) Title Defects and Environmental Defects that have not been resolved pursuant to this Agreement prior to the Option Closing are addressed in Section 4.03(c) and Section 5.04(c), and (z) in case of clause (A) or clause (C), any reduction pursuant to this Section 3.04(a)(iii) shall not be duplicative of an amount paid to Buyer from the Title/Environmental Escrow with respect to an Initial Asset or an Option Asset;

(iv) Reduced by an amount equal to the Allocated Value of any Initial Assets or Option Assets, as applicable, or portion thereof subject to a Hard Consent and excluded from the Initial Assets or Option Assets, as applicable, pursuant to Section 4.09;

(v) Reduced by an amount equal to the Allocated Value of any Initial Assets or Option Assets, as applicable, affected by a Casualty Loss, pursuant to Section 13.02(c) and Section 13.02(d);

(vi) Reduced by the amount of all Operating Expenses and other costs attributable to the ownership and operation of the Assets which are paid by Buyer and incurred prior to the Effective Time, except any Operating Expenses and other such costs already deducted in the determination of proceeds of such Seller in Section 3.04(a)(viii);

(vii) Reduced by any other amount provided for in this Agreement or agreed upon by Buyer and such Seller;

(viii) Increased by the value of all Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise Taxes) produced from or attributable to such Seller’s interest in the Initial Assets or Option Assets, as applicable, prior to the Effective Time, or that are in storage as of the Effective Time, and in each case, the proceeds attributable thereto have not been received by Sellers as of the Initial Closing Date, or Option Closing Date, as applicable, which value shall be calculated based upon the contract price for the sale of such Hydrocarbons as of the Effective Time;

(ix) Subject to the limitations of Section 7.04, increased by such Seller’s share of the amount of all Operating Expenses and other costs attributable to the ownership and operation of the Initial Assets or Option Assets, as applicable, which are paid by such Seller and incurred at or after the Effective Time, except any Operating Expenses and other such costs already deducted in the determination of proceeds of such Seller in Section 3.04(a)(i); and

(x) Increased by any other amount provided for in this Agreement or agreed upon by Buyer and such Seller.

(b) Each adjustment made pursuant to Section 3.04(a)(i) shall serve to satisfy, up to the amount of the adjustment, Buyer’s entitlement under Section 2.04 to Hydrocarbon production from or attributable to the Initial Assets or Option Assets, as applicable, during the Applicable Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Initial Assets or Option Assets, as applicable, during the Applicable Adjustment Period, and, as such, Buyer shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made.

(c) Similarly, the adjustment described in Section 3.04(a)(ix) shall serve to satisfy, up to the amount of the adjustment, Buyer’s obligation under Section 2.04 to pay the costs attributable to the ownership and operation of the Initial Assets or Option Assets, as applicable, which are incurred during the Applicable Adjustment Period, and, as such, Buyer shall not be separately obligated to pay for any such costs with respect to which an adjustment has been made.

(d) In making the foregoing adjustments, Production Taxes shall be allocated in accordance with Section 14.01(b).

Section 3.05 RSP Net Profits Interest.

(a) Buyer and RSP acknowledge and agree that (i) at the Initial Closing but effective as of the Effective Time and in consideration of a portion of the Initial Purchase Price, Buyer will purchase from ACTOIL, and ACTOIL will sell to Buyer, the RSP Net Profits Interest to the extent the same burdens RSP’s interests in the Initial Assets, (ii) RSP is acting on behalf of ACTOIL pursuant to this Agreement in connection with such purchase and sale and will be responsible for distributing to ACTOIL its share of the Initial Purchase Price, and (iii) such purchase and sale shall be effected through RSP’s delivery to Buyer of the assignment contemplated by Section 9.03(f).

(b) Buyer and RSP acknowledge and agree that (i) at the Option Closing but effective as of the Effective Time and in consideration of a portion of the Option Purchase Price, Buyer will purchase from ACTOIL, and ACTOIL will sell to Buyer, the RSP Net Profits Interest to the extent the same burdens RSP’s interests in the Option Assets, (ii) RSP is acting on behalf of ACTOIL pursuant to this Agreement in connection with such purchase and sale and will be responsible for distributing to ACTOIL its share of the Option Purchase Price, and (iii) such purchase and sale shall be effected through RSP’s delivery to Buyer of the assignment contemplated by Section 9.03(f).

ARTICLE IV

TITLE MATTERS

Section 4.01 Title Defects. The term “Title Defect” shall mean, as to any Seller, any matter (other than a Permitted Encumbrance) that would cause such Seller to have less than Defensible Title to any of the Assets (immediately prior to the assignment of the Initial Assets to Buyer pursuant to this Agreement, as to the Initial Assets, and as of the Option Claim Date, as to the Option Assets); provided, however, that no such matter shall be considered a Title Defect for purposes of this Agreement unless the Title Defect Amounts attributable to such matter as to all Sellers exceed a threshold of 0.01471% of the aggregate amount of the Initial Purchase Price and the Option Purchase Price (it being understood that such amount shall not serve as a deductible). In calculating the foregoing title threshold, it is understood that if the same Title Defect affects multiple Tracts or multiple Leases covering the same Lands, it shall be deemed to be a single Title Defect for purposes of determining whether such title threshold has been met. For the avoidance of doubt, it is understood that the threshold provided above is measured with respect to each Title Defect as to the Assets affected thereby as a whole, notwithstanding that any adjustment to the Initial Purchase Price or Option Purchase Price, as applicable, as a result of such Title Defect may be less than such threshold. The term “Defensible Title” shall mean as to any Seller:

(a) with respect to any Tract identified on Exhibit C-1 or Exhibit C-2, as applicable, such ownership of record deducible from the applicable county and state records, such that a prudent person engaged in the business of the ownership, development and operation of oil and gas leases and associated properties, having knowledge of all of the facts and their legal bearing would be willing to accept the same, and that, subject to and except for the Permitted Encumbrances:

(i) entitles such Seller to receive not less than the Net Revenue Interest set forth in Exhibit C-1 or Exhibit C-2, as applicable, for such Seller in any well drilled or which could be drilled on such Tract without reduction throughout the duration of the productive life of such well, except (A) as specifically set forth in Exhibit C-1 or Exhibit C-2, as applicable, (B) decreases in connection with those operations in which such Seller may from and after the date of this Agreement be a non-consenting co-owner, or (C) decreases resulting from the establishment or amendment of pools or units from and after the date of this Agreement (in each case to the extent permitted by Section 7.04);

(ii) obligates such Seller to bear not greater than the Working Interest for such Tract shown in Exhibit C-1 or Exhibit C-2, as applicable, for such Seller, without increase throughout the duration of the productive life of such well, except (A) as specifically set forth in Exhibit C-1 or Exhibit C-2, as applicable, (B) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, and (C) increases to the extent that they are accompanied by a proportionate increase in such Seller’s corresponding Net Revenue Interest set forth in Exhibit C-1 or Exhibit C-2, as applicable; and

(iii) is free and clear of all liens, encumbrances and defects;

(b) with respect to all other Assets, such title that is good and defensible and is free and clear of all liens, with the exception of Permitted Encumbrances.

For the avoidance of doubt, Buyer shall have the right to assert a claim for a Title Defect against RSP with respect to the RSP Net Profits Interests pursuant to this Article IV.

Section 4.02 Notice of Title Defects. Buyer shall have the right to assert a claim for a Title Defect with respect to the Assets by delivering a written notice to Sellers thereof (i) on or before January 25, 2013 at 6:00 p.m. Midland, Texas time (the “Claim Date”) or (ii) with respect to the Option Assets only and solely as to any Title Defects that have arisen on or after the Initial Closing Date, on or before the date that is ten (10) days following delivery of the Notice of Intent to Exercise (the “Option Claim Date”). To be effective, such notice (a “Title Defect Notice”) shall be in writing and shall include (a) a detailed description of the alleged Title Defect(s), (b) the Assets affected thereby (each, a “Title Defect Property”), (c) the value of each Title Defect Property (which shall be the Allocated Value thereof), (d) the information upon which the Title Defect(s) are based, and (e) the amount which Buyer reasonably believes to be the Title Defect Amount for each Seller resulting from the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based. Upon request, Buyer must provide reasonable supporting documentation for any Title Defect. Any Title Defect asserted by Buyer prior to the Claim Date shall be deemed to be asserted against both the Initial Assets and the Option Assets, unless otherwise provided in the respective Title Defect Notice. Subject to Buyer’s rights with respect to any breach by a Seller of Section 7.03 and Buyer’s rights under Section 4.07, any matters that may otherwise constitute Title Defects but that are not specifically disclosed to Sellers pursuant to a Title Defect Notice delivered to Sellers prior to the Claim Date shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, for all purposes, except (x) as may otherwise be a breach of the representations and warranties of a Seller in Section 6.01, (y) for a Seller’s special warranty of title provided in the assignments delivered at the Initial Closing, and (z) for Title Defects with respect to the Option Assets that have arisen on or after the Initial Closing Date and are specifically disclosed to Sellers pursuant to a Title Defect Notice delivered to Sellers prior to the Option Claim Date, in each case, which will not be affected or diminished by this waiver.

Section 4.03 Remedies for Title Defects. Subject to the limitations set forth in Section 4.05:

(a) With respect to each Title Defect asserted prior to the Claim Date against a Seller, such Seller shall take one of the following actions within ten (10) days after the Claim Date unless such Seller and Buyer otherwise agree: (i) agree that such Title Defect is valid, in which event the Seller Representative and Buyer shall jointly instruct the Escrow Agent to disburse from the Title/Environmental Escrow to Buyer the portion of the Title Defect Amount thereof attributable to the Initial Assets (and if the Option is exercised, the Option Purchase Price shall be reduced by the Title Defect Amount thereof attributable to the Option Assets), (ii) submit any disputes with respect thereto to arbitration pursuant to Section 4.06(c) or (iii) elect to attempt to cure such Title Defect to Buyer’s reasonable satisfaction, on or before 6:00 p.m. Midland, Texas time on the date that is one hundred and eighty (180) days after the Claim Date (the “Cure End Date”). In the event any Seller elects to proceed under subsection (ii) or (iii) of the foregoing sentence, the portion of the Title Defect Amount thereof attributable to the Initial Assets shall remain in the Title/Environmental Escrow until the resolution of the arbitration, the satisfactory cure of such Title Defect or the Cure End Date, as applicable. On the date that is ten (10) days following the Claim Date, Buyer and the Seller Representative shall jointly instruct the Escrow Agent to disburse to Sellers the balance of the Title/Environmental Escrow other than the amounts that are to remain in the Title/Environmental Escrow for Title Defects or Environmental Defects which have been submitted to arbitration or which any Seller has elected to cure. Each Seller shall use commercially reasonable efforts to cure any Title Defects for which it elects to cure. Buyer agrees to reasonably cooperate with any attempt by a Seller to cure any Title Defect. If one or more Sellers elect to cure any such Title Defect and are able to do so to Buyer’s reasonable satisfaction on or before the Cure End Date, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to disburse the Title Defect Amount for such Title Defect from the Title/Environmental Escrow to such Sellers to the extent attributable to the Initial Assets. If one or more Sellers elect to cure any such Title Defect and are not able to do so to Buyer’s reasonable satisfaction on or before the Cure End Date, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to disburse the Title Defect Amount for such Title Defect from the Title/Environmental Escrow to Buyer to the extent attributable to the Initial Assets. If Buyer and one or more Sellers dispute whether Sellers have cured any Title Defect to Buyer’s reasonable satisfaction, such dispute shall be submitted to arbitration under Section 4.06(c). In the event the aggregate amount of Title Defects and Environmental Defects affecting the Initial Assets asserted prior to the Claim Date exceeds the Title/Environmental Escrow, the Option Purchase Price shall be reduced by the amount by which the Title/Environmental Escrow is exceeded, or if the Option is not exercised, the Initial Purchase Price shall be reduced by such amount in calculating the Adjusted Initial Purchase Price, pursuant to Section 10.01(a).

(b) With respect to each Title Defect asserted against a Seller following delivery of the Notice of Intent to Exercise and prior to the Option Claim Date and subject to Section 4.06(b), such Seller shall take one of the following actions within five (5) days after the Option Claim Date unless such Seller and Buyer otherwise agree: (i) agree that such Title Defect is valid and reduce the Option Purchase Price in the amount of the Title Defect Amount thereof, or (ii) elect to attempt to cure such Title Defect to Buyer’s reasonable satisfaction, on or before the Option Closing Date. If such Seller is able to cure such Title Defect to Buyer’s reasonable satisfaction on or before the Option Closing Date, there shall be no reduction to the Option Purchase Price at the Option Closing. If such Seller is not able to cure such Title Defect to Buyer’s reasonable satisfaction on or before the Option Closing Date, such Seller shall elect, on or before the Option Closing Date either to (i) submit any disputes with respect thereto to arbitration pursuant to Section 4.06(c) or (ii) elect to attempt to cure such Title Defect to Buyer’s reasonable satisfaction, on or before the Cure End Date. In the event any Seller elects to proceed under subsection (i) or (ii) of the foregoing sentence, then at the Option Closing, Buyer shall deposit the Title Defect Amount thereof attributable to the corresponding Option Asset into the Title/Environmental Escrow pending such resolution of such Title Defect and the Option Purchase Price paid upon the Option Closing shall be reduced by the amount of such deposit. Upon resolution of such Title Defect pursuant to this Agreement, the Seller Representative and Buyer shall instruct the Escrow Agent to pay the amount so deposited into the Title/Environmental Escrow consistent with such resolution.

(c) In the event that a Title Defect with respect to an Initial Asset has not been resolved pursuant to this Agreement prior to the Option Closing, then at the Option Closing, Buyer shall deposit the Title Defect Amount thereof attributable to the corresponding Option Asset into the Title/Environmental Escrow pending such resolution of such Title Defect and the Option Purchase Price paid upon the Option Closing shall be reduced by the amount of such deposit. Upon resolution of such Title Defect pursuant to this Agreement, the Seller Representative and Buyer shall instruct the Escrow Agent to pay the amount so deposited into the Title/Environmental Escrow consistent with such resolution.

Section 4.04 Title Benefits.

(a) Should any Seller discover any Title Benefit on or before the end of the Claim Date or Option Claim Date, as applicable, that would have a Title Benefit Amount greater than 0.01471% of the aggregate of the Initial Purchase Price and the Option Purchase Price, such Seller shall have the right to notify the other Parties on or before the end of the Claim Date or Option Claim Date, as applicable, which notice shall include (i) a description of the Title Benefit(s), (ii) the Assets affected (each “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) documentation sufficient to reasonably support the asserted Title Benefit(s), and (v) the amount by which the asserting Party reasonably believes the Allocated Value of each Title Benefit Property for each Seller is increased by the alleged Title Benefit(s) and the computations and information upon which such Party’s belief is based.

(b) With respect to each Title Benefit Property reported under Section 4.04(a) for which the Title Benefit Amount is greater than 0.01471% of the aggregate of the Initial Purchase Price and Option Purchase Price, if the Net Revenue Interest of the Title Benefit Property for a Seller is greater than the Net Revenue Interest stated on Exhibit C-1 or Exhibit C-2, as applicable, for such Seller, then the sum of all Title Benefits for such Seller shall be offset against the Title Defect Amounts pertaining to such Seller. If the sum of all Title Benefits for such Seller exceeds the Title Defect Amounts pertaining to such Seller, the Option Purchase Price payable to such Seller shall be increased by an amount equal to the product of the Allocated Value of the Title Benefit Property for such Seller multiplied by a fraction, the numerator of which is the actual Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit C-1 or Exhibit C-2, as applicable, for such Seller. The amount by which the Option Purchase Price is increased for a Seller pursuant to the preceding sentence of this Section 4.04(b) on account of a Title Benefit shall be referred to herein as the “Title Benefit Amount.” Notwithstanding the foregoing, in no event shall there be any adjustment to the Option Purchase Price for any Title Benefit unless the sum of all Title Benefit Amounts exceeds the Defect Deductible; provided, however, that in the event that a Title Benefit with respect to a Seller is attributable to a mistake or scrivenor’s error in preparing Exhibit C-1 or Exhibit C-2, as applicable, 100% of the Title Benefit Amount attributable thereto shall be treated as an upward adjustment to the Option Purchase Price for such Seller, without regard to the threshold set forth in the first sentence of this Section 4.04(b) or the Defect Deductible.

Section 4.05 Limitations.

(a) Except as expressly provided elsewhere in this Agreement, (i) in no event shall there be any adjustments to the Initial Purchase Price or Option Purchase Price or other remedies available to Buyer for any Title Defect asserted prior to the end of the Claim Date or Option Claim Date (except as may otherwise be a breach of a Seller’s special warranty of title provided in the Assignment delivered at the Initial Closing or the Option Closing, as applicable) if the sum of all Title Defect Amounts and Environmental Defect Amounts for Title Defects and Environmental Defects asserted prior to the end of the Claim Date does not exceed 1.117647% of the aggregate of the Initial Purchase Price and Option Purchase Price (the “Defect Deductible”), (ii) Buyer will only be entitled to one recovery for a matter which constitutes a Title Defect even if such matter breaches another provision of this Agreement, and (iii) if the sum of all Title Defect Amounts and Environmental Defect Amounts exceeds the Defect Deductible, then any adjustments to the Initial Purchase Price or Option Purchase Price, as applicable, or other remedies provided by Sellers pursuant to Section 4.03 shall be applicable only to the portion thereof that exceeds the Defect Deductible. For the avoidance of doubt, it is understood that (1) the Defect Deductible is measured as to the Assets as a whole, notwithstanding that any adjustment to the Initial Purchase Price or Option Purchase Price, as applicable, as a result of Title Defects and/or Environmental Defects may be less than the Defect Deductible, and (2) all amounts asserted at the Claim Date (whether or not above the Defect Deductible) shall be included in evaluating whether the Defect Deductible has been reached at the Option Claim Date. Notwithstanding the foregoing, in the event the Defect Deductible is not reached, any Title Defect Property that is affected by a Complete Title Failure shall not be subject to the Defect Deductible.

(b) Notwithstanding Section 4.05(a), the share of the Initial Purchase Price or Option Purchase Price, as applicable, of those Sellers affected by such Complete Title Failure shall be adjusted downward by an amount equal to 100% of the Allocated Value of the Asset subject to such Complete Title Failure in the event of a Complete Title Failure under clause (i) of the definition thereof (and such Asset shall become an Excluded Asset under this Agreement), or in the case of a Complete Title Failure under clause (ii) of the definition thereof, 100% of that portion of the Allocated Value attributable to the overstatement, without regard to the threshold set forth in the first sentence of Section 4.01 or the Defect Deductible.

Section 4.06 Title Defect Amount.

(a) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of each Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions and on a Seller-by-Seller basis:

(i) if Buyer and those Sellers (whether one or more) whose interests are subject to the Title Defect agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (i) the Net Revenue Interest of a Seller for any well drilled or which could be drilled on such Tract and (ii) the Net Revenue Interest stated in Exhibit C-1 or Exhibit C-2, as applicable, for such Seller in such affected Tract, then the Title Defect Amount shall be the product of the Allocated Value of such affected Tract for such Seller multiplied by a fraction, the numerator of which is the difference between the actual Net Revenue Interest and the Net Revenue Interest stated in Exhibit C-1 or Exhibit C-2, as applicable, and the denominator of which is the Net Revenue Interest stated in Exhibit C-1 or Exhibit C-2, as applicable, for such Seller in such affected Tract;

(iv) if the Title Defect represents an obligation, encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v) the Title Defect Amount with respect to each Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi) notwithstanding anything to the contrary in this Section 4.06, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon each Title Defect Property of a Seller shall not exceed the Allocated Value of such Title Defect Property for such Seller.

(b) With respect to Title Defects asserted at the Option Claim Date, if Buyer and those Sellers (whether one or more) who are subject to a Title Defect are unable to agree upon the Title Defect Amount, or the validity of such Title Defect, the Parties shall proceed to the Option Closing, the Title Defect Property shall be conveyed to Buyer, the Option Purchase Price shall be reduced by an amount equal to the unresolved portion of the Title Defect Amount asserted in good faith by Buyer in the Title Defect Notice with respect to such Title Defect and such amount shall be paid by Buyer into the Title/Environmental Escrow. The amount deposited into the Title/Environmental Escrow will remain there until the matter is exclusively and finally resolved by arbitration pursuant to Section 4.06(c).

(c) With respect to any arbitration under this Section 4.06, there shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving Texas properties, as selected by mutual agreement of Buyer and such Sellers within fifteen (15) days after Sellers’ election, and absent such agreement, by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.06(c). The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 4.06(c) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Amounts submitted by a Party and may not award damages, interest or penalties to any Party with respect to any matter. Buyer and such Sellers (whether one or more) who are subject to a Title Defect shall each bear its or their own legal fees and other costs of presenting its or their case. Such Sellers shall bear one-half of the costs and expenses of the Title Arbitrator, and Buyer shall bear the other half of such costs and expenses.

Section 4.07 Special Warranty of Title. The assignments delivered to Buyer at the Initial Closing and Option Closing, as applicable, will contain a special warranty of title from each Seller to Buyer warranting title to the Initial Assets or Option Assets, as applicable, against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under such Seller or any of its Affiliates, but not otherwise.

Section 4.08 Preferential Rights To Purchase. In accordance with this Agreement and the applicable Contracts, prior to the Initial Closing or Option Closing, as applicable, Sellers shall use commercially reasonable efforts to deliver written notices of the proposed transfer of any Asset to the holders of all preferential rights to purchase or similar rights relative to the sale of any of the Assets as set forth in Schedule 6.01(w) (the “Subject Preferential Rights”) (provided that no Seller shall be required to provide consideration, incur any expense or undertake obligations to or for the benefit of the holders of the Subject Preferential Rights), and the transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Subject Preferential Rights. Sellers shall promptly notify Buyer if any Subject Preferential Right is exercised or if the requisite period has elapsed without said right having been exercised. If a Third Party who has been offered an interest in any Asset pursuant to a Subject Preferential Right timely elects, prior to the Initial Closing or Option Closing, as applicable, to purchase such Asset pursuant to the aforesaid offer, and Sellers receive written notice of such election prior to such Closing, the Asset or part thereof so affected will be eliminated from the Assets, the Initial Purchase Price or Option Purchase Price, as applicable, will be reduced proportionately by the Allocated Value attributable thereto and the Parties shall proceed to the Initial Closing or Option Closing, as applicable. If by the Initial Closing or Option Closing, as applicable, the time frame for the exercise of a preferential purchase right has not expired and Sellers have not received written notice of an intent not to exercise or a written waiver of the preferential purchase right (an “Outstanding Preferential Right”), the Asset or part thereof subject to the Outstanding Preferential Right will be eliminated from the Assets, the Purchase Price will be reduced proportionately by the Allocated Value attributable thereto and the Parties shall proceed to the Initial Closing or Option Closing, as applicable.

Any Asset or portion thereof eliminated from the Assets pursuant to Section 4.08 shall be deemed to be an Excluded Asset. On or before the Cure End Date, if an Outstanding Preferential Right expires without exercise, Sellers shall promptly convey the properties and interests formerly affected thereby to Buyer, effective as of the Effective Time, and Buyer shall pay the Allocated Value thereof pursuant to the terms of this Agreement, whereupon such properties and interests shall no longer be deemed to be an Excluded Asset.

Section 4.09 Consents to Assignment. Sellers shall use commercially reasonable efforts following the Initial Closing to obtain all consents set forth in Schedule 6.01(c) (“Consents”) on or before the Claim Date (provided that no Seller shall be required to provide consideration, incur any expense or undertake obligations to or for the benefit of the holders of such consents). At the Initial Closing, the Initial Assets or part thereof subject to any Consents for which failure to obtain such Consent shall cause the assignment of the Asset affected thereby to be void (regardless of whether such Consent cannot be unreasonably withheld), or if Sellers are prohibited from assigning a partial interest in such Asset (collectively the “Hard Consents”) will be eliminated from the Initial Assets and the Initial Purchase Price will be reduced proportionately by the Allocated Value attributable thereto, if any. Sellers represent that all of the Hard Consents are set forth on Schedule 4.09. During the Option Period, RSP shall own and operate the Assets affected by the Hard Consents as Operator for the benefit of Buyer, as non-Operator.

Sellers shall use commercially reasonably efforts to obtain all Hard Consents (or obtain, at no cost to Buyer, an equivalent replacement of the Assets affected by the Hard Consents) on or before the Option Closing, and shall convey 100% of the Assets affected by a Hard Consent to Buyer at the Option Closing. In the event Sellers, despite commercially reasonable efforts, are unable to obtain any Hard Consents prior to the Option Closing, Seller shall (i) obtain such Hard Consents (or obtain, at no cost to Buyer, an equivalent replacement of the Assets affected by the Hard Consents), and shall convey 100% of the Assets affected by a Hard Consent (or equivalent replacement Assets) to Buyer prior to the end of the Transition Period. During the Transition Period, if applicable pursuant to the foregoing sentence, and in the event the Option Closing does not occur, RSP shall continue to own and operate the Assets affected by the Hard Consents as Operator for the benefit of Buyer, as non-Operator.

Section 4.10 Tag Along Rights.

(a) Prior to the Initial Closing, Sellers have (i) given written notice of the proposed sale and purchase under this Agreement to Third Parties who have Tag Along Rights under applicable joint operating agreements to participate in sales by Sellers of certain Assets, and (ii) caused such Third Parties to exercise or waive such Tag Along Rights on or before the Initial Closing.

(b) If a Third Party elects to sell its Tag Along Assets in a simultaneous but separate sale of the Assets at the Initial Closing and has delivered a signed copy of its Tag Along PSA prior to the Initial Closing, then Buyer shall be obligated to purchase such Third Party’s Initial Tag Along Assets simultaneous with the Initial Closing, and, if the Option Closing occurs, to purchase such Third Party’s Option Tag Along Assets simultaneous with the Option Closing.

ARTICLE V

ENVIRONMENTAL

Section 5.01 Environmental Examination Period.

(a) Commencing on the date hereof and ending on January 25, 2013 at 6:00 p.m. Midland, Texas time and re-commencing on the delivery of the Notice of Intent to Exercise and ending on Option Claim Date (collectively, the “Environmental Examination Period”), Sellers shall, subject to surface owner approval if required (which, upon Buyer’s request, Sellers shall use commercially reasonable efforts to obtain, provided that Sellers shall not be required to provide consideration, incur any expense or undertake obligations to or for the benefit of the holders of such approval rights) and the provisions of Section 7.01, permit Buyer and/or its representatives, in a reasonable manner, at reasonable times (including on weekends, holidays and before and after normal business hours if requested by Buyer) and at Buyer’s sole risk, cost and expense, to conduct reasonable environmental inspections of the Assets; provided, however, that Buyer must make previous arrangements with the Seller Representative for each such inspection; and provided, further, that each such inspection shall be limited to a visual inspection of the Assets, (although Buyer may move dirt or ground coverings at the surface location to obtain such a visual inspection, subject to the requirements of subsection Section 5.01(e) below), it being understood that no soil or water tests, other samplings or borings thereof may be conducted without the Seller Representative’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) Buyer agrees (i) to provide to Sellers, upon request, a copy of any portion of any environmental assessments of the Assets conducted by or on behalf of Buyer, including any reports, data and conclusions, to the extent such portion relates to an Environmental Defect described in any Environmental Defect Notice delivered by Buyer and (ii) to maintain the confidentiality of the information set forth in such assessments, except to the extent disclosure is required under applicable Law.

(c) Each Party agrees that it will not (and will cause its officers not to) use any information obtained pursuant to this Section 5.01 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(d) Buyer shall use commercially reasonable efforts to coordinate its environmental site assessments and physical inspections of the Assets with the Seller Representative to minimize any inconvenience to or interruption of the conduct of business by Sellers insofar as possible without interfering with Buyer’s ability to conduct a thorough examination of the Assets. Buyer shall abide by Sellers’ reasonable safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets.

(e) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to any Seller or any of its Affiliates, (i) repair all damage done to the Assets in connection with Buyer’s due diligence in accordance with recognized industry standards, (ii) restore the Assets to the approximate same or better condition than existed prior to commencement of Buyer’s due diligence, but limited to the full extent of any damage caused by Buyer’s due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including, without limitation, any real property, platform or other fixtures associated with the Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

Section 5.02 Environmental Defect. The term “Environmental Defect” means (i) the failure of any Asset to be in material compliance with all applicable Environmental Laws or a physical or environmental condition on or related to any Asset that would give rise to a material Liability or obligation under applicable Environmental Laws; (ii) the Assets being subject to any agreements, consent orders, decrees or judgments currently in existence based on any Environmental Laws that negatively and materially impact the future value or use of any portion of the Assets or that require any material change in the present conditions of any of the Assets; or (iii) the Assets being subject to any material uncured notices of violations of or material non-compliance with any applicable Environmental Laws or any claim of material violation of any Environmental Laws, provided that an Environmental Defect shall not be deemed to exist if the Lowest Cost Response therefor is reasonably estimated to require an expenditure of less than 0.01471% of the aggregate of the Initial Purchase Price and the Option Purchase Price; and provided further, that an Environmental Defect shall not be deemed to exist with respect to NORM in connection with in-use equipment. Notwithstanding the foregoing, it is understood that if the same Environmental Defect affects multiple Tracts or multiple Leases covering the same Lands, it shall be deemed to be a single Environmental Defect for purposes of determining whether the foregoing threshold of 0.01471% of the aggregate of the Initial Purchase Price and the Option Purchase Price has been met. For the avoidance of doubt, it is understood that the threshold provided above is measured with respect to each Environmental Defect as to the Assets affected thereby as a whole, notwithstanding that any adjustment to the Initial Purchase Price or Option Purchase Price, as applicable, as a result of such Environmental Defect may be less than such threshold.

Section 5.03 Notice of Environmental Defects. Buyer shall have the right to assert a claim for an Environmental Defect with respect to the Assets by delivering a written notice to the Sellers thereof (i) on or before the Claim Date, or (ii) with respect to the Option Assets only and solely as to any Environmental Defects that have arisen on or after the Initial Closing Date, on or before the Option Claim Date. To be effective, such notice (an “Environmental Defect Notice”) shall be in writing and shall include (a) a reasonably detailed description of the alleged Environmental Defect(s), (b) the Assets affected thereby (each, an “Environmental Defect Property”), (c) the value of each Environmental Defect Property (which shall be the Allocated Value thereof), (d) documentation sufficient to reasonably support the asserted Environmental Defect(s), including a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation, and (e) the amount which Buyer reasonably believes is the Lowest Cost Response to cure the alleged Environmental Defect(s) and the computations and information upon which Buyer’s belief is based. Any Environmental Defect asserted by Buyer prior to the Claim Date shall be deemed to be asserted against both the Initial Assets and the Option Assets, unless otherwise provided in the respective Environmental Defect Notice. Any matters that may otherwise constitute Environmental Defects with respect to the Assets that are not specifically disclosed to Sellers pursuant to an Environmental Defect Notice prior to the expiration of the Claim Date or Option Claim Date, as applicable, shall be deemed to have been waived by Buyer.

Section 5.04 Remedies for Environmental Defects. Subject to the limitations set forth in Section 5.05:

(a) With respect to each Environmental Defect asserted prior to the Claim Date, Sellers shall take one of the following actions within ten (10) days after the Claim Date unless Sellers and Buyer otherwise agree: (i) agree that such Environmental Defect is valid, in which event the Seller Representative and Buyer shall jointly instruct the Escrow Agent to disburse from the Title/Environmental Escrow to Buyer the portion of the Environmental Defect Amount thereof attributable to the Initial Assets (and if the Option is exercised, the Option Purchase Price shall be reduced by the Environmental Defect Amount thereof attributable to the Option Assets, (ii) submit any disputes with respect thereto to arbitration pursuant to Section 5.06, or (iii) elect to attempt to cure such Environmental Defect to Buyer’s reasonable satisfaction, on or before the Cure End Date. In the event any Seller elects to proceed under subsection (ii) or (iii) of the foregoing sentence, the portion of the Environmental Defect Amount thereof attributable to the Initial Assets shall remain in the Title/Environmental Escrow until the resolution of the arbitration or the Cure End Date, as applicable. Each Seller shall use commercially reasonable efforts to cure any Environmental Defects for which it elects to cure. Buyer agrees to reasonably cooperate with any attempt by a Seller to cure any Environmental Defect. If one or more Sellers elect to cure any such Environmental Defect and are able to do so to Buyer’s reasonable satisfaction on or before the Cure End Date, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to disburse the Environmental Defect Amount for such Environmental Defect from the Title/Environmental Escrow to such Sellers to the extent attributable to the Initial Assets. If one or more Sellers elect to cure any such Environmental Defect and are not able to do so to Buyer’s reasonable satisfaction on or before the Cure End Date, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to disburse the Environmental Defect Amount for such Environmental Defect from the Title/Environmental Escrow to Buyer to the extent attributable to the Initial Assets. If Buyer and one or more Sellers dispute whether Sellers have cured any Environmental Defect to Buyer’s reasonable satisfaction, such dispute shall be submitted to arbitration under Section 5.06. Without duplication of adjustments made pursuant to the last sentence of Section 4.04(a), in the event the aggregate amount of Title Defects and Environmental Defects affecting the Initial Assets asserted prior to the Claim Date exceeds the Title/Environmental Escrow, the Option Purchase Price shall be reduced by the amount by which the Title/Environmental Escrow is exceeded, or if the Option is not exercised, the Initial Purchase Price shall be reduced by such amount in calculating the Adjusted Initial Purchase Price, pursuant to Section 10.01(a).

(b) With respect to each Environmental Defect asserted against a Seller following delivery of the Notice of Intent to Exercise and prior to the Option Claim Date, such Seller shall take one of the following actions within five (5) days after the Option Claim Date unless Sellers and Buyer otherwise agree and subject to Section 5.06(a): (i) agree that such Environmental Defect is valid and reduce the Option Purchase Price in the amount of such Environmental Defect, or (ii) elect to attempt to cure such Environmental Defect to Buyer’s reasonable satisfaction, on or before the Option Closing Date. If such Seller is able to cure such Environmental Defect to Buyer’s reasonable satisfaction on or before the Option Closing Date, there shall be no reduction to the Option Purchase Price at the Option Closing. If such Seller is not able to cure such Environmental Defect to Buyer’s reasonable satisfaction on or before the Option Closing Date, such Seller shall elect, on or before the Option Closing Date either to (i) submit any disputes with respect thereto to arbitration pursuant to Section 5.06(b) or (ii) elect to attempt to cure such Environmental Defect to Buyer’s reasonable satisfaction, on or before the Cure End Date. In the event any Seller elects to proceed under subsection (i) or (ii) of the foregoing sentence, then at the Option Closing, Buyer shall deposit the Environmental Defect Amount thereof attributable to the corresponding Option Asset into the Title/Environmental Escrow pending such resolution of such Environmental Defect and the Option Purchase Price paid upon the Option Closing shall be reduced by the amount of such deposit. Upon resolution of such Environmental Defect pursuant to this Agreement, the Seller Representative and Buyer shall instruct the Escrow Agent to pay the amount so deposited into the Title/Environmental Escrow consistent with such resolution.

(c) In the event that an Environmental Defect with respect to an Initial Asset has not been resolved pursuant to this Agreement prior to the Option Closing, then at the Option Closing, Buyer shall deposit the Environmental Defect Amount thereof attributable to the corresponding Option Asset into the Title/Environmental Escrow pending such resolution of such Environmental Defect and the Option Purchase Price paid upon the Option Closing shall be reduced by the amount of such deposit. Upon resolution of such Environmental Defect pursuant to this Agreement, the Seller Representative and Buyer shall instruct the Escrow Agent to pay the amount so deposited into the Title/Environmental Escrow consistent with such resolution.

Section 5.05 Limitations. Except as expressly provided elsewhere in this Agreement, (a) in no event shall there be any adjustments to the Initial Purchase Price or Option Purchase Price, as applicable, or other remedies available to Buyer for any Environmental Defect asserted prior to the end of the Claim Date or Option Claim Date if the sum of all Environmental Defect Amounts and Title Defect Amounts does not exceed the Defect Deductible, (b) Buyer will only be entitled to one recovery for a matter which constitutes an Environmental Defect even if such matter breaches another provision of this Agreement, (c) if the sum of all Environmental Defect Amounts and Title Defect Amounts for Environmental Defects and Title Defects asserted prior to the end of the Claim Date or Option Claim Date exceeds the Defect Deductible, then any adjustments to the Initial Purchase Price or Option Purchase Price or other remedies provided by Sellers pursuant to Section 5.04 shall be applicable only to the portion thereof that exceeds the Defect Deductible; provided that if Buyer and Sellers (whether one or more) whose interests are subject to an Environmental Defect agree upon an Environmental Defect Amount with respect thereto prior to the Initial Closing or Option Closing, as applicable, such amount shall be deducted from amounts payable by Buyer at the Initial Closing or Option Closing, as applicable, and (d) Section 5.04 (as limited by this Section 5.05) shall, to the fullest extent permitted by applicable Law, but excluding Section 6.01(m) and any remedies described in this Agreement for a breach of Section 6.01(m), be the exclusive right and remedy of Buyer with respect to any Environmental Law, any other environmental matter with respect to the Assets or any Seller’s breach of any representation or warranty with respect to Environmental Laws, and Buyer waives any and all other rights, at Law or in equity, with respect thereto. For the avoidance of doubt, it is understood that (1) the Defect Deductible is measured as to the Assets as a whole, notwithstanding that any adjustment to the Initial Purchase Price or Option Purchase Price, as applicable, as a result of Title Defects and/or Environmental Defects may be less than the Defect Deductible, and (2) all amounts asserted at the Claim Date (whether or not above the Defect Deductible) shall be included in evaluating whether the Defect Deductible has been reached at the Option Claim Date.

Section 5.06 Environmental Arbitrator.

(a) With respect to Environmental Defects asserted at the Option Claim Date, if Buyer and those Sellers (whether one or more) who are subject to an Environmental Defect are unable to agree upon the Environmental Defect Amount, or the validity of such Environmental Defect, the Parties shall proceed to the Option Closing, the Environmental Defect Property shall be conveyed to Buyer and the Option Purchase Price shall be reduced by an amount equal to the unresolved portion of the Environmental Defect Amount asserted in good faith by Buyer in the Environmental Defect Notice with respect to such Environmental Defect and such amount shall be paid by Buyer into the Title/Environmental Escrow. The amount deposited into the Title/Environmental Escrow will remain there until the matter is exclusively and finally resolved by arbitration pursuant to Section 5.06(b).

(b) There shall be a single arbitrator, who shall be an attorney or environmental consultant with at least ten (10) years experience in environmental issues involving Texas oil and gas properties, as selected by mutual agreement of Buyer and such Sellers within fifteen (15) days after Sellers’ election and absent such agreement, by the Houston office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 5.06. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in Article V and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, the Environmental Arbitrator may consult with and engage disinterested third parties to advise the arbitrator. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Environmental Defect Amounts submitted by a Party and may not award damages, interest or penalties to any Party with respect to any matter. Anything in this Section 5.06 to the contrary notwithstanding: (a) Buyer may not introduce or otherwise use information obtained by Buyer after the date of the Environmental Defect Notice with respect to the Environmental Defect in dispute or its Environmental Defect Amount, and in no event may the Environmental Arbitrator consider or give weight to any such information, (b) Buyer may not assert any violation of Environmental Law that is not specified in the Environmental Defect Notice with respect to the Environmental Defect in dispute, and (c) the Environmental Defect Amount of an Environmental Defect may not exceed the amount thereof asserted in the Environmental Defect Notice with respect thereto. Sellers shall bear one-half of the costs and expenses of the Environmental Arbitrator, and Buyer shall bear the other half of such costs and expenses.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties of Each Seller. Each Seller severally represents and warrants to Buyer, as follows:

(a) Organization. If such Seller is an entity, such Seller is duly formed, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its formation. If such Seller is an entity, such Seller has all requisite power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted.

(b) Qualification. If such Seller is an entity, such Seller is duly qualified to do business and, to the extent applicable, is in good standing in the State of Texas.

(c) Authorization/Consents.

(i) If such Seller is an entity, the execution and delivery by such Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by such Seller’s governing body and under its organizational documents and applicable Law.

(ii) Assuming the receipt of all Consents and the waiver of all Subject Preferential Rights, such Seller is not required to (A) give any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority (excluding any consent customarily obtained post-closing), or (B) give any notice to, make any filing with or obtain any authorization, consent or approval from any other Third Party (other than the notice to the holders of Tag Along Rights contemplated by Section 4.10), in each case in order for such Seller to perform its obligations and consummate the transactions contemplated by this Agreement.

(iii) The Consents set forth on Schedule 6.01(c), constitute all consents from Third Parties necessary in order for each Seller to perform its obligations and consummate the transactions contemplated in this Agreement, and all of the Hard Consents are set forth on Schedule 4.09.

(d) Enforceability. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e) Noncontravention. Except for obtaining all Consents, complying with all Subject Preferential Rights and Tag Along Rights and obtaining the release at the Initial Closing or the Option Closing, as applicable, of any mortgage or security interests upon the Initial Assets or Option Assets, as applicable, securing such Seller’s credit facilities, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by such Seller will violate or breach in any material respect the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under: (i) any applicable Law, (ii) if such Seller is an entity, the organizational documents of such Seller, or (iii) any Material Contract of such Seller.

(f) Litigation. Except for the litigation described on Schedule 6.01(f) (if any), as of the date of this Agreement there are no suits, actions, investigations, arbitration, proceedings or litigation before or by any Governmental Authority (each a “Proceeding”) that are pending or, to such Seller’s Knowledge, threatened against such Seller that are attributable to the Assets or such Seller’s ownership, operation or use of the Assets, or that would impair such Seller’s ability to consummate the transactions contemplated by this Agreement or to retain the liabilities to be retained by such Seller under this Agreement.

(g) Brokers’ Fees. Such Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer will be liable or obligated or that will affect Buyer’s ownership or use of the Assets.

(h) Insolvency; Bankruptcy. The Initial Purchase Price or Option Purchase Price, as applicable, and terms and conditions of this Agreement constitute reasonably equivalent value in exchange for such Seller’s interest in the Initial Assets or Option Assets, as applicable, and such Seller is not transferring its interests in the Initial Assets or Option Assets, as applicable, with any intent to hinder, delay or defraud any entity to which such Seller is indebted. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to such Seller’s Knowledge, threatened against such Seller or any Affiliate of such Seller.

(i) Taxes.

(i) With respect to all Applicable Taxes of such Seller, (1) all Tax Returns required to be filed by such Seller or any of its Affiliates with respect to such Applicable Taxes have been timely filed with the appropriate Governmental Authorities or have been legally extended, (2) such Tax Returns are true and correct in all material respects, (3) all such Taxes, whether or not reported on any Tax Return, that have become due and payable have been duly paid, (3) there are no suits or proceedings pending, or to such Seller’s Knowledge, any claims, investigations, audits, or inquiries pending or threatened in respect of Taxes which affect or may be expected to affect any of the Assets, (4) no waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax affecting or which may be expected to affect the Assets has been granted and (5) there are no Tax liens on such Seller’s interest in any of the Assets, except for liens that are Permitted Encumbrances.

(ii) None of the Assets of such Seller is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(iii) Such Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(j) Royalty Payments. Except as noted in Schedule 6.01(j), all royalties, rents, rentals, shut-in royalties, overriding royalties, production payments and other royalties or similar payments with respect to production attributable to the interests in the Leases held by such Seller and operated by RSP that have become due and payable have been paid (other than royalties or similar payments that are being held in the Suspense Accounts as permitted pursuant to applicable Law).

(k) Leases. Such Seller has not received any written notice of default or breach under any of the Leases which default or breach has not been cured or remedied to the satisfaction of the applicable lessor.

(l) Hydrocarbon Sales. Except as noted in Schedule 6.01(l), (i) such Seller is not obligated by virtue of: (A) a prepayment arrangement under any Contract for the sale of Hydrocarbons that contains a “take or pay” provision, (B) a production payment, or (C) any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from its interest in the Assets at some future time without then or thereafter receiving payment for the production commensurate with such Seller’s ownership in and to the Assets or at a price materially less than the generally prevailing market price that would have been, or would be, received pursuant to an arm’s-length contract for a term of one (1) month with an unaffiliated third-party purchaser, (ii) such Seller is not (A) subject to any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from its interest in the Assets in excess of the Contract requirements and (B) obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to its interest in the Assets, (iii) such Seller’s interest in the Assets is not subject to any Imbalances, (iv) no person has any call upon, option to purchase or similar rights with respect to any material amounts of production from such Seller’s interest in the Assets, (v) no purchaser under any Hydrocarbon sales contract related to the Assets has notified such Seller (or, to the Knowledge of such Seller, the operator of any Asset) of its intent to cancel, terminate, or renegotiate any such Hydrocarbon sales contract or has otherwise failed or refused to take and pay for Hydrocarbons in the quantities and at the price set out in any such Hydrocarbon sales contract, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon sales contract or otherwise, and (vi) proceeds from the sale of Hydrocarbons produced from and attributable to such Seller’s interest in the Assets are being received by such Seller in a timely manner and are not being held in suspense by the purchaser thereof for any reason.

(m) Environmental Matters. To such Seller’s Knowledge, as of the date of this Agreement and as of the Option Date (if applicable), (i) no Proceeding involving the environmental condition of the Assets, the environmental condition of other properties emanating from the Assets or operations thereon, or the violation of Environmental Laws related to the Assets is pending or threatened against such Seller or any of its Affiliates and no notice in writing from any Third Party (including any Governmental Authority) has been received by such Seller or any of its Affiliates threatening any such Proceeding relating to the Assets; (ii) the Assets are, and the ownership, operation, development, maintenance and use of any of the Assets are in material compliance with the provisions and requirements of all Environmental Laws; and (iii) such Seller has obtained and is maintaining all Governmental Authorizations required by Environmental Laws and the Assets have been operated in all material respects in accordance with the conditions and provisions of such environmental Governmental Authorizations, and no written notices of material violation of environmental Governmental Authorizations have been received by such Seller, and no Proceedings are pending or threatened in writing that might result in any material modification, revocation, termination or suspension of any such environmental Governmental Authorizations or which would require any material corrective or remediation action by such Seller. All produced water, Hazardous Materials, petroleum product or solid waste materials generated on the Assets or used on the Assets have been disposed at sites off of the Assets in accordance with all Environmental Laws. All disposal of Hazardous Materials generated from or in connection with operations on the Assets in any volume that requires recordkeeping under Environmental Laws is set forth on Schedule 6.01(m).

Anything in this Agreement to the contrary notwithstanding, it is understood that this Section 6.01(m) sets forth the sole representations and warranties of Sellers with respect to any matters relating to Environmental Laws.

(n) Compliance with Laws. Except as otherwise noted on Schedule 6.01(n):

(i) the Assets operated by RSP and owned by such Seller have been operated in all material respects in accordance with all Laws (other than Environmental Laws, which are addressed in Section 6.01(m)) of all Governmental Authorities having or asserting jurisdiction relating to the ownership and operation thereof, including the production of all Hydrocarbons attributable thereto;

(ii) all necessary Governmental Authorizations with regard to the ownership or operation of the Assets operated by RSP (other than those required pursuant to Environmental Laws, which are addressed in Section 6.01(m)) and owned by such Seller have been obtained and no material violations exist or have been recorded in respect of such Governmental Authorizations; and

(iii) Such Seller has not received any written notice of any material violation of any Laws (other than Environmental Laws, which are addressed in Section 6.01(m)) in connection with the operation of the Assets that has not been corrected or settled.

Notwithstanding the foregoing, such Seller makes no representation or warranty in this Section 6.01(n) with respect to any matters relating to Environmental Laws, which matters are covered solely by Section 6.01(m).

(o) Contracts. Except for the Leases, Exhibit A – Part 4 lists all Material Contracts in effect as of the Effective Time and/or as of date of this Agreement and the Option Date (if applicable) to which such Seller is a party or by which its interests in the Assets are bound. Except as disclosed on Schedule 6.01(o), such Seller has paid or will pay prior to the Initial Closing or the Option Closing, as applicable, its share of all costs due and payable by it under such Material Contracts attributable to the Initial Assets or the Option Assets, as applicable, and all such Material Contracts are in full force and effect and constitute valid and binding obligations of such Seller and, to the Knowledge of such Seller, the other party thereto. Such Seller is not in breach or default (and no situation exists that, with the passing of time or giving of notice would create a breach or default) under any of such Material Contracts, and, to such Seller’s Knowledge, no breach or default by any Third Party (or situation that, with the passing of time or giving of notice would create a breach or default) exists.

(p) Equipment. The equipment used in connection with the Assets operated by RSP and in which an interest is owned by such Seller has been maintained in operable repair, working order and operating condition and is adequate for normal operation of such Assets consistent with current practices. There is no out of service oil and gas equipment on the Lands in which such Seller owns an interest other than the Excluded Assets.

(q) Payout Balances. Schedule 6.01(q) contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Wells and Units subject to a reversion, back-in working interest, convertible interest or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms) in which such Seller owns an interest.

(r) Condemnation. As of the date of this Agreement, there is no pending or, to such Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets owned by such Seller by reason of condemnation or the threat of condemnation.

(s) Oil and Gas Operations. Except as set forth in Schedule 6.01(s), (i) all of the Wells have been (if drilled) drilled and (if completed) completed, operated, and produced in a good and workmanlike manner, in accordance with good oil and gas field practices and in compliance in all material respects with the applicable Leases and Contracts, and applicable Laws, excluding Environmental Laws (which matters are addressed in Section 6.01(m)), (ii) all of the Wells that have been drilled and completed have been drilled and completed on the Lands, and (iii) none of the Wells have been produced in excess of their allowable such that they are subject to being shut-in or to any overproduction penalty.

(t) Plugging and Abandonment. Such Seller has not abandoned, or agreed to abandon, any Wells since the Effective Time and to such Seller’s Knowledge there are no dry holes, or otherwise inactive wells, located on the Lands in which such Seller owns an interest. Such Seller has not plugged or abandoned any wells located on the Lands.

(u) Investment Company. Such Seller is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended or (b) subject in any respect to the provisions of said act.

(v) AFEs. To such Seller’s Knowledge, Schedule 6.01(v) contains a true and correct list as of the date of this Agreement of all material authorities for expenditures (collectively, “AFEs”) for capital expenditures with respect to the Assets in which such Seller owns an interest that have been proposed by any Person having authority to do so. For the purposes of this Section 6.01(v), an AFE shall be material if, net to all Sellers’ interests in the aggregate, such AFE exceeds $100,000 and such AFE is currently valid and outstanding. Except as set forth on Schedule 6.01(v), such Seller has not incurred any expenses and has not made any commitments, and there are not currently pending any proposals or obligations to make expenditures in connection with the ownership or operation of the Assets after the Effective Time in excess of $100,000, net to all Sellers’ interests in the aggregate.

(w) Preferential Purchase Rights. Schedule 6.01(w) sets forth those preferential rights to purchase or similar rights that are applicable to such Seller in connection with the transactions contemplated hereby.

(x) Tag Along Rights. Schedule 6.01(x) sets forth all of the agreements establishing Tag Along Rights that are applicable to such Seller in connection with the transactions contemplated hereby.

(y) Surface Access. Other than the surface leases, permits, rights-of-way, licenses, easements, and other surface rights agreements described on Exhibit A, Part 5A and Exhibit A – Part 5B, there are no surface use or access agreements currently in force and effect that would materially interfere with oil and gas operations on the Leases as currently conducted. Such Seller has a legal right of access to all of the Leases, Wells and Units, and following the Initial Closing, Buyer will have a legal right of access to all of the Leases, Wells and Units.

(z) Insurance. As of the Effective Time, such Seller has maintained, and through the Initial Closing Date or the Option Closing Date, as applicable, will maintain, with respect to the Initial Assets or the Option Assets, as applicable, the insurance coverage in amounts and on terms such Seller reasonably believes to be appropriate and customary in the circumstances.

(aa) Affiliate Transactions. Except as set forth in Schedule 6.01(aa): (i) there are no transactions or Contracts affecting any of the Assets between Seller and any Affiliate of Seller (“Affiliate Contracts”) that will continue beyond the Initial Closing and (ii) all of the Affiliate Contracts can be terminated by Seller prior to the Initial Closing or by Buyer after the Closing upon thirty (30) days or less notice.

(bb) Areas of Mutual Interest. Except as set forth in Schedule 6.01(bb), no Asset is subject to (or has related to it) any area of mutual interest agreement, or any farmout agreement, farmin agreement or similar agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time.

(cc) Suspense Accounts. Schedule 10.06 sets forth an accurate amount, as of the Effective Time, of all proceeds of production attributable to Third Parties’ interests in the Leases or Hydrocarbon production therefrom held by Seller in the Suspense Accounts.

(dd) Bonds. Except as set forth in Schedule 6.01(dd), there are no bonds, letters of credit, guarantees or other similar commitments held by such Seller that are required by Third Parties in order for such Seller to own the Assets, and if operated by such Seller or an affiliate of such Seller, to operate the Assets.

(ee) Disposition of Assets. Since the Effective Time, such Seller has not transferred, conveyed (including any conveyance or reservation of overriding royalties, net profits interests or other leasehold burdens), farmed out, sold, encumbered, removed, abandoned, let lapse or expire, terminated or otherwise disposed of its interest in any of the Assets, or agreed to do any of the foregoing, except for (i) sales and dispositions of Hydrocarbon production in the ordinary course of business, or (ii) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement of similar or better equipment has been obtained.

(ff) RSP Net Profits Interest. Each of RSP and ACTOIL have executed and delivered the letter agreement attached hereto as Exhibit G (the “NPI Purchase Agreement”) pursuant to which ACTOIL has agreed (i) to convey that portion of the RSP Net Profits Interest burdening the Initial Assets to Buyer at, or contemporaneous with, the Initial Closing but effective as of the Effective Time, and (ii) to convey that portion of the RSP Net Profits Interest burdening the Option Assets to Buyer at, or contemporaneous with, the Option Closing but effective as of the Effective Time. The RSP Net Profits Interest is, and at the Initial Closing and Option Closing, as applicable, shall be, free and clear of all liens, encumbrances and defects created by, through or under RSP.

None of the representations or warranties set forth in this Agreement or any of the other provisions of this Agreement shall be applicable to the Excluded Assets.

Section 6.02 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows:

(a) Organization. Buyer is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

(b) Qualification. Buyer is duly qualified to do business and is in good standing in the State of Texas.

(c) Authorization / Consents. The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer’s governing body and under its organizational documents. Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority in order for Buyer to consummate the transactions contemplated by this Agreement.

(d) Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e) Noncontravention. Except where same would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under: (i) any applicable Law, (ii) the organizational documents of Buyer, or (iii) any material contract of Buyer.

(f) Litigation. There are no suits, actions or litigation before or by any Governmental Authority that are pending against Buyer that would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(g) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller will be liable or obligated.

(h) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer.

(i) Qualifications. Buyer is qualified to own and assume operatorship of the Assets in all jurisdictions where such Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. Prior to the Option Closing, Buyer will obtain, and will maintain in effect through the Option Closing, lease bonds and any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets. Prior to the Option Closing Buyer will file any and all required reports necessary for the aforementioned operations with all Governmental Authorities having jurisdiction over such operations. To Buyer’s knowledge, there are no matters or circumstances applicable to Buyer that would preclude or inhibit unconditional approval by Governmental Authorities of the assignment of the Initial Assets or the Option Assets from Sellers to Buyer.

(j) Financing. Buyer has or will have at the Initial Closing or the Option Closing, as applicable, sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable Buyer to pay the Initial Purchase Price or Option Purchase Price, as applicable, to Sellers at such Closing, to pay the purchase price of all interests in Tag Along Assets elected to be sold by Third Parties, and to pay all expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby.

(k) Investment. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby: (a) Buyer has conducted or will have conducted, to its satisfaction, its own independent investigation of the condition and operation of the Assets; and (b) Buyer has solely relied on and will solely rely on (i) its own independent due diligence investigation of the Assets, (ii) the provisions of this Agreement, and (iii) its own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction, the Assets, and the value thereof.

(l) Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities.

ARTICLE VII

CLOSING OBLIGATIONS

Section 7.01 Access. BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS, THE SELLER INDEMNITEES AND EACH SELLER’S CONTRACTORS AND AGENTS FROM ANY AND ALL LIABILITIES WHICH MAY ARISE OUT OF BUYER’S INSPECTIONS OF THE ASSETS REGARDLESS OF ANY SELLER’S NEGLIGENCE OR FAULT (INCLUDING THOSE CLAIMS RESULTING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF A SELLER OR ANY SELLER INDEMNITEE). The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement.

Section 7.02 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Files or the Assets, Buyer will become privy to confidential and other information of one or more Sellers and that such confidential information shall be held confidential by Buyer and Buyer’s representatives in accordance with the terms of the Confidentiality Agreement as if Buyer, Wallace and Collins had been parties to the Confidentiality Agreement; provided however, that any disclaimer of representations and warranties contained in the Confidentiality Agreement shall be superseded by the representations and warranties of Sellers and the disclaimers thereof set forth in this Agreement, and provided further that any restriction on disclosure or publicity contained in the Confidentiality Agreement shall be superseded by Section 14.05. If the Initial Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate with respect to the Initial Assets and if the Option Closing should occur, the foregoing confidentiality restriction on Buyer shall terminate with respect to the Option Assets (except, in each case, as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement and (b) the Excluded Assets).

Section 7.03 Dispositions of Assets. During the Option Period, no Seller shall, without the prior written consent of Buyer, transfer, convey (including any conveyance or reservation of overriding royalties, net profits interests or other leasehold burdens), farmout, sell, encumber, remove, abandon, let lapse or expire, terminate or otherwise dispose of its interest in any of the Option Assets, or agree to do any of the foregoing, except for (a) sales and dispositions of Hydrocarbon production in the ordinary course of business, or (b) sales of equipment that is no longer necessary in the operation of the Option Assets or for which replacement of similar or better equipment is obtained.

Section 7.04 Operations. During the Option Period, each Seller will operate its business with respect to the Assets in a good and workmanlike manner in accordance with past practices and in compliance in all material respects with all applicable Laws and Governmental Authorizations, will pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations, will maintain all Governmental Authorizations in compliance with their respective terms and conditions, and shall not, without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (a) propose or commence, under any joint operating agreement, any operation with respect to the Assets reasonably expected to cost Sellers, in the aggregate, in excess of $100,000; (b) consent to any operation with respect to the Assets reasonably expected to cost Sellers, in the aggregate, in excess of $100,000 that is proposed by any Third Party; (c) terminate, materially amend or enter into any Material Contract related to the Assets; or (d) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Assets, or commit to do any of the foregoing, except in each case of subsections (a) through (c) above, where such operation is (i) in connection with an AFE listed in Schedule 6.01(v) or an operation listed in Schedule 7.04, (ii) in response to an emergency, or (iii) is necessary to maintain or prevent forfeiture of a Lease, provided RSP promptly notifies Buyer of any such operations pursuant to subsections (ii) or (iii). Buyer acknowledges that each Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other Working Interests owners who are not such Sellers or an Affiliate of such Seller shall not constitute a breach of the provisions of this Section 7.04, nor shall any action required by a vote of working interest owners pursuant to any applicable operating agreement constitute such a breach so long as such Seller has voted its interest in a manner that complies with the provisions of this Section 7.04.

Section 7.05 Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by any Seller or any of its Affiliates with Governmental Authorities and relating to the Assets, are transferable or are to be transferred to Buyer. On or before the Option Closing Date, if applicable, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for the bonds, letters of credit and guarantees set forth in Schedule 6.01(dd), to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by any Seller and/or any of its Affiliates. In addition, at or prior to Option Closing, if applicable, Buyer shall deliver to Sellers evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

Section 7.06 Cooperation and Further Assurances. Subject to the other provisions of this Agreement, the Parties will each use their commercially reasonable efforts to perform their obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other representatives or designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement.

Section 7.07 Financial Statement Assistance. Each Seller shall reasonably cooperate with Buyer and make available, during normal business hours, to Buyer and its representatives prior to and for a period of fifteen (15) months following the later of the Initial Closing or Option Closing any and all existing information and documents relating to revenues and expenses attributable to the Assets and in the possession of such Seller that Buyer may reasonably require to comply with Buyer’s tax and financial reporting requirements and audits, including any filings with any Governmental Authority and filings that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Without limiting the generality of the foregoing, each Seller will use its commercially reasonable efforts after execution of this Agreement and following the Initial Closing and Option Closing, as applicable, to cooperate with the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with their audit or review of any revenue and expense records pertaining to the Assets that Buyer or any of its affiliates requires to comply with their tax, financial and other reporting requirements. Each Seller’s cooperation will include (i) reasonable access during normal business hours to such Seller’s employees and representatives designated by such Seller who were responsible for preparing or maintaining the revenue and expense records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; and (ii) delivery of one or more customary representation letters from such Seller to Buyer’s Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements), and to allow Buyer’s Auditor to issue an opinion with respect to its audit or review. Buyer will pay or, if paid, reimburse the applicable Seller, within ten (10) Business Days after demand therefor, for any reasonable out-of-pocket and overhead costs incurred by such Seller in complying with the provisions of this Section 7.07.

Section 7.08 Parks Operating Agreement. With respect to that certain Operating Agreement dated February 15, 2008, by and among RSP, as Operator, and Wallace, Collins and certain Tag Right Holders and Third Parties, as Non-Operators, covering the so-called Parks Prospect (the “Parks JOA”), Sellers shall use commercially reasonable efforts to (a) on or before the Claim Date, obtain an amendment to the Parks JOA, executed by all parties thereto, which creates a separate Contract Area under the Parks JOA for those Lands acquired by Buyer; (b) on or before the Initial Closing, obtain a written waiver of the maintenance of uniform interest provision (Article VIII.D. of the Parks JOA) by the Third Parties to the Parks JOA and Tag Right Holders who are parties to the Parks JOA who do not enter into a Tag Along PSA, if any, and who would have a claim under the Parks JOA in the event such maintenance of uniform interest provision was breached as a result of the transactions contemplated hereby; and (c) on or before the Option Closing Date, obtain the joinder of the Third Parties to the Parks JOA and any Tag Right Holders who do not enter into a Tag Along PSA to a new operating agreement, in the form substantially the same as the Parks JOA, designating Buyer as Operator and covering a Contract Area limited to those Lands acquired by Buyer that were previously covered by the Parks JOA.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the transactions provided for herein are subject, at the option of Sellers, to the fulfillment on or prior to the Initial Closing Date or Option Closing Date, as applicable, of each of the following conditions:

(a) Representations.

(i) With respect to the Initial Closing, the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality, which shall be true and correct in all respects) on and as of the date of this Agreement and as of the Initial Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), with the same force and effect as though such representations and warranties had been made or given on and as of the Initial Closing Date, and Sellers shall have received a certificate signed by Buyer to such effect.

(ii) With respect to the Option Closing, the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality, which shall be true and correct in all respects) on and as of the Option Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), with the same force and effect as though such representations and warranties had been made or given on and as of the Option Closing Date, and Sellers shall have received a certificate signed by Buyer to such effect.

(b) Performance. With respect to each of the Initial Closing and Option Closing, Buyer shall have performed or complied with all obligations, agreements and covenants contained in this Agreement in all material respects as to which performance or compliance by Buyer is required prior to or at the Initial Closing Date or Option Closing Date, as applicable, and Sellers shall have received a certificate signed by Buyer to such effect.

(c) Pending Matters. With respect to each of the Initial Closing and Option Closing, no court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(d) Execution and Delivery of Closing Documents. With respect to each of the Initial Closing and Option Closing, Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Sellers all of the documents described in Section 9.04 and Buyer shall be ready, willing and able to deliver to Sellers the Adjusted Initial Purchase Price or Adjusted Option Purchase Price, as applicable.

(e) Performance Bonds. With respect to the Option Closing only, Buyer shall have obtained, or caused to be obtained, in the name of Buyer, replacements for each Seller’s and/or its Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 7.05.

(f) Tag Along Rights. With respect to each of the Initial Closing and Option Closing, unless waived by the Sellers whose Assets are subject to Tag Along Rights either following receipt by such Sellers of a waiver of Tag Along Rights satisfactory to such Sellers or otherwise waived by such Sellers, such Sellers’ obligations under this Agreement with respect to the sale of Assets which relate to applicable Tag Along Assets are subject to the execution by Buyer of a Tag Along PSA in the form of Exhibit E hereto pertaining to the Tag Along Assets on substantially the same terms and conditions as this Agreement with Third Parties who have exercised their Tag Along Rights in accordance with Section 4.10 and as set forth in the agreements referenced on Schedule 6.01(x).

(g) Government Approvals. With respect to each of the Initial Closing and Option Closing, all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods, imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or made.

(h) Change in Law. With respect to each of the Initial Closing and Option Closing, no action shall have been taken or threatened, and no Law or order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that would (i) make the consummation of the transactions contemplated hereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby, or (ii) render any party unable to consummate the transactions contemplated hereby.

Section 8.02 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Initial Closing Date or Option Closing Date, as applicable, of each of the following conditions:

(a) Representations.

(i) With respect to the Initial Closing, the representations and warranties of each Seller set forth in this Agreement shall be true and correct in all material respects, without regard to any qualification as to Knowledge, (other than those representations and warranties of such Seller that are qualified by materiality, which shall be true and correct in all respects) on and as of the date of this Agreement and as of the Initial Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), with the same force and effect as though such representations and warranties had been made or given on and as of the Initial Closing Date, and Buyer shall have received a certificate signed by such Seller to such effect, provided that such certificate shall not be required to be made without regard to any qualifications as to Knowledge.

(ii) With respect to the Option Closing, the representations and warranties of each Seller set forth in this Agreement shall be true and correct in all material respects, without regard to any qualification as to Knowledge, (other than those representations and warranties of such Seller that are qualified by materiality, which shall be true and correct in all respects) on and as of the date of the Option Date and as of the Option Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), with the same force and effect as though such representations and warranties had been made or given on and as of the Option Closing Date, and Buyer shall have received a certificate signed by such Seller to such effect, provided that such certificate shall not be required to be made without regard to any qualifications as to Knowledge and that such certificate delivered in connection with the Option Closing may be qualified by matters set forth in the Schedule Update.

(b) Performance. With respect to each of the Initial Closing and Option Closing, each Seller shall have performed or complied with all obligations, agreements and covenants contained in this Agreement in all material respects as to which performance or compliance by such Seller is required prior to or at the Initial Closing Date or Option Closing Date, as applicable, and Buyer shall have received a certificate signed by such Seller to such effect.

(c) Pending Matters. With respect to each of the Initial Closing and Option Closing, no court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(d) Execution and Delivery of Closing Documents. With respect to each of the Initial Closing and Option Closing, each Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 9.03 to be delivered by such Seller.

(e) Government Approvals. With respect to each of the Initial Closing and Option Closing, all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods, imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or made.

(f) Amendment to Parks JOA. With respect to the Option Closing only, each Seller shall have executed and delivered, or caused to have been executed and delivered, an amendment to the Parks JOA, and other documentation regarding the Parks JOA, in the event any Tag Right Holders who are parties to the Parks JOA did not enter into a Tag Along PSA, pursuant to the terms of Section 7.08.

(g) Change in Law. With respect to each of the Initial Closing and Option Closing, no action shall have been taken or threatened, and no Law or order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that would (i) make the consummation of the transactions contemplated hereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby, or (ii) render any party unable to consummate the transactions contemplated hereby.

ARTICLE IX

CLOSING

Section 9.01 Time and Place of Closing.

(a) If the conditions referred to in Article VIII with respect to the Initial Closing have been satisfied or waived in writing, the sale by Sellers and the purchase by Buyer of the Initial Assets pursuant to this Agreement (the “Initial Closing”) shall take place at the offices of RSP in Midland, Texas, at 10:00 a.m., Texas time on December 28, 2012, or such earlier or later date as is mutually agreed by the Parties. The day on which the Initial Closing occurs shall be referred to as the “Initial Closing Date”. The closing of the sale of the Initial Tag Along Assets as described in the Tag Along PSA shall occur on the Initial Closing Date at the Initial Closing.

(b) If the Option is exercised as provided in Section 2.05, and the conditions referred to in Article VIII with respect to the Option Closing have been satisfied or waived in writing, the sale by Sellers and the purchase by Buyer of the Option Assets pursuant to this Agreement (the “Option Closing”) shall take place at the offices of RSP in Midland, Texas, at 10:00 a.m., Texas time on the Option Termination Date or such earlier or later date as is mutually agreed by the Parties. The day on which the Option Closing occurs shall be referred to as the “Option Closing Date”. The closing of the sale of the Option Tag Along Assets as described in the Tag Along PSA shall occur on the Option Closing Date at the Option Closing.

Section 9.02 Adjustments to Purchase Price at Closing.

(a) The Seller Representative has heretofore prepared and delivered to Buyer, based upon the best information available to the Seller Representative, a preliminary settlement statement setting forth the Seller Representative’s good faith estimate of the Adjusted Initial Purchase Price for each Seller after giving effect to all adjustments to the Purchase Price set forth in Section 3.04. The estimate delivered in accordance with this Section 9.02(a) will be the dollar amount to be paid by Buyer at the Initial Closing pursuant to Section 3.01(a), subject to subsequent adjustments for Title Defect Amounts and Environmental Defect Amounts not already included in such calculations as provided in this Agreement.

(b) Not later than five Business Days prior to the Option Closing Date, the Seller Representative shall prepare and deliver to Buyer, based upon the best information available to the Seller Representative, a preliminary settlement statement setting forth the Seller Representative’s good faith estimate of the Adjusted Option Purchase Price for each Seller after giving effect to all adjustments to the Option Purchase Price set forth in Section 3.04. The estimate delivered in accordance with this Section 9.02(b) will be the dollar amount to be paid by Buyer at the Option Closing pursuant to Section 3.01(c), subject to subsequent adjustments for Title Defect Amounts and Environmental Defect Amounts not already included in such calculations as provided in this Agreement.

Section 9.03 Actions of Sellers at Closing. Each Seller shall:

(a) At the Initial Closing and at the Option Closing, execute, acknowledge and deliver to Buyer the Partial Assignment and Bill of Sale, substantially in the form of Exhibit D (the “Assignment”), and such other conveyances, assignments, transfers, bills of sale and other instruments, whether state or federal, in form and substance mutually agreed upon by Buyer and such Seller, as may be necessary or desirable to convey ownership, title and possession of the Initial Assets or Option Assets, as applicable, owned by such Seller to Buyer (the “Additional Assignments”) (except as set forth in Section 10.03);

(b) At the Initial Closing and at the Option Closing, deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that such Seller is not a “foreign person” within the meaning of the Code;

(c) At the Initial Closing and at the Option Closing, deliver to Buyer releases of any mortgages and terminations of any security interests (in each case) securing such Seller’s credit facilities to the extent burdening the Initial Assets or the Option Assets, as applicable;

(d) At the Option Closing only, with respect to RSP and the Wells for which RSP is the designated operator, execute and deliver to Buyer: (i) a validly executed blanket transfer of P-4s designating Buyer as operator of the Wells with the Texas Railroad Commission and (ii) any other forms or documents required to designate Buyer as operator of those Wells;

(e) At the Initial Closing and at the Option Closing, execute and deliver to Buyer letters in lieu of transfer or division orders;

(f) At the Initial Closing and at the Option Closing, with respect to RSP, RSP shall cause ACTOIL to deliver to Buyer an assignment of the RSP Net Profits Interest effective as of the Effective Time to the extent the same burdens RSP’s interests in the Initial Assets or Option Assets, as applicable, such that title to RSP’s interests in the Initial Assets or Option Assets, as applicable, shall merge with title to the RSP Net Profits Interest to the extent that the RSP Net Profits Interest burdens RSP’s interests in the Initial Assets or Option Assets, as applicable;

(g) At the Option Closing only, execute, acknowledge and deliver the a transition services agreement in the form attached hereto as Exhibit F (with respect to RSP only and only at Buyer’s request) (the “TSA”) and a saltwater disposal well agreement (the “SWD Agreement”) in substantially the form of Exhibit H hereto; and

(h) At the Initial Closing and at the Option Closing, execute, acknowledge and deliver any other agreements that are provided for herein or are necessary or desirable to effectuate the transactions contemplated hereby.

Section 9.04 Actions of Buyer at Closing. Buyer shall:

(a) At the Initial Closing and at the Option Closing, execute and acknowledge the Assignment and such Additional Assignments (in form and substance mutually agreed upon by Buyer and Sellers) as may be necessary or desirable to convey the Initial Assets or Option Assets, as applicable, to Buyer;

(b) At the Initial Closing, deliver to each Seller such Seller’s share of (i) the Adjusted Initial Purchase Price as estimated in accordance with Section 9.02(a) by wire transfer as set forth in Section 3.01(a) (it being understood that the Adjusted Initial Purchase Price paid to Sellers shall be reduced proportionately in an aggregate amount equal to the amount of the Initial Indemnity Escrow in accordance with each Seller’s respective shares of the Initial Purchase Price under Section 3.01(a)), and (ii) the Option Fee;

(c) At the Option Closing, deliver to each Seller such Seller’s share of the Adjusted Option Purchase Price, as estimated in accordance with Section 9.02(b) by wire transfer as set forth in Section 3.01 (it being understood that the Adjusted Option Purchase Price paid to Sellers shall be reduced proportionately in an aggregate amount equal to the Option Indemnity Escrow in accordance with each Seller’s respective shares of the Option Purchase Price under Section 3.01(c));

(d) At the Initial Closing and at the Option Closing, simultaneously purchase all interests in the Tag Along Assets elected to be sold by Third Parties in compliance with Section 4.10;

(e) At the Option Closing only, execute, acknowledge and deliver the TSA (if requested by Buyer) and the SWD Agreement; and

(f) At the Initial Closing and at the Option Closing, execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

ARTICLE X

POST-CLOSING OBLIGATIONS

Section 10.01 Post-Closing Adjustments to Purchase Price; Disputes.

(a) Within 90 days after the Initial Closing Date, or, if the Option is exercised, within 60 days after the Option Closing Date, the Seller Representative shall prepare and furnish to Buyer a final accounting statement setting forth the final calculation of the Adjusted Initial Purchase Price and (if the Option is exercised) the Adjusted Option Purchase Price, payable to each Seller based on the adjustments and pro-rating of any amounts provided for in Section 3.04 or elsewhere in this Agreement (the “Final Accounting Statement”), together with reasonable supporting documentation. Buyer shall within 45 days after receipt of the Final Accounting Statement deliver to the Seller Representative a written report (together with reasonable supporting documentation) containing any changes that Buyer proposes be made to such Final Accounting Statement (the “Dispute Notice”). The Parties shall undertake to agree on the final adjustment amounts and such final adjustment amounts shall be paid by Buyer or the applicable Sellers, as appropriate, not later than 30 days after such agreement. During the foregoing periods of time, any Party may at its own expense audit any other Party’s books, accounts and records relating to production proceeds, operating expenses and taxes paid that may have been adjusted on account of this transaction. Such audit shall be conducted so as to cause a minimum of inconvenience to the audited Party. The occurrence of the Initial Closing or Option Closing, as applicable, shall not relieve any Party of its obligation to account to the other Parties after the Initial Closing or Option Closing, as applicable, with respect to amounts that are received or become due after the Initial Closing or Option Closing, as applicable, and that are properly payable or chargeable to a Party pursuant to any provision of this Agreement.

(b) If the Seller Representative and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and the Seller Representative shall, within 10 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to an independent Big Four accounting firm to be mutually agreed by Buyer and the Seller Representative (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Accounting Statement and any other documentation such Party may desire to submit. Within 45 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either the Seller Representative’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Sellers and Buyer and will be enforceable against such Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Sellers (in accordance with their respective portions of the amounts in dispute).

Section 10.02 Operation of the Assets After Option Closing. In the event the Option is exercised, at the Option Closing, RSP and Buyer shall, at Buyer’s request, enter into the TSA in substantially the form attached hereto as Exhibit F, whereupon RSP shall continue to operate the Assets on behalf of Buyer after the Option Closing for the period of time set forth in the TSA (as the same may be extended by mutual agreement of RSP and Buyer or as otherwise provided in the TSA, the “Transition Period”). It is expressly understood and agreed that following the end of the Transition Period (or, in the event that the TSA is not executed, following the Option Closing), none of Sellers or any of their respective Affiliates shall be obligated to continue operating any of the Assets, and Buyer shall assume full responsibility for operating (or causing the operation of) all Assets following the end of the Transition Period (or, in the event that the TSA is not executed, following the Option Closing) and promptly filing with Governmental Authorities all documents required in connection therewith, including those documents delivered pursuant to Section 9.03(d). Sellers do not warrant or guarantee that Buyer will become the operator under any applicable joint operating agreements; however, each Seller will reasonably assist Buyer in its efforts to succeed RSP as operator of any Wells; provided that no Seller shall be required to provide consideration, incur any expense or undertake obligations to or for the benefit of Buyer except as specifically provided in this Agreement.

Section 10.03 Files and Data. Each Seller shall make the Files and Data (including accounting Files and pay decks) in its possession available to Buyer for pickup within 30 days after the Initial Closing or Option Closing, as applicable; provided however, that from the period between the Initial Closing Date and the Claim Date, Sellers shall continue to grant Buyer access to the Files and Data to enable Buyer to conduct its title and environmental due diligence. Each Seller shall have the right to make and keep copies of the Files and the Data.

Section 10.04 Further Cooperation. After the Initial Closing or Option Closing, as applicable, each Party, at the request of any other Party and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as another Party may reasonably request to convey and deliver the Initial Assets or Option Assets, as applicable, to Buyer and to accomplish the orderly transfer of the Initial Assets or Option Assets, as applicable, to Buyer in the manner contemplated by this Agreement; provided that the Party requesting any such information, documents or other acts and things shall bear and be responsible for all costs and expenses associated with any such request. After the Initial Closing or Option Closing, as applicable, the Parties will cooperate to have all proceeds received attributable to the Initial Assets or Option Assets, as applicable, to be paid to the proper Party hereunder and to have all expenditures to be made with respect to such Assets to be made by the proper Party hereunder.

Section 10.05 Document Retention.

(a) Inspection. Subject to the provisions of Section 10.05(b), Buyer agrees, and will cause its assigns to agree, that the Files shall be open for inspection by representatives of each Seller at reasonable times and upon reasonable notice during regular business hours for a period of 5 years following the later of the Initial Closing Date or Option Closing Date (or for such longer period as may be required by Law or Governmental Authorities) and that each Seller may, during such period and at its expense, make such copies thereof as it may reasonably request.

(b) Destruction. Without limiting the generality of the foregoing, for a period of 5 years after the later of the Initial Closing Date or Option Closing Date (or for such longer period as may be required by Law or Governmental Authorities), Buyer shall not, and shall cause its assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Files without first offering Sellers the opportunity, at Sellers’ expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof. At the conclusion of such period, Buyer shall, and shall cause its assigns to agree that they shall, offer to deliver to Sellers, at Sellers’ expense (without any payment to Buyer), the Files prior to destroying the same.

Section 10.06 Suspense Accounts. Prior to the Option Closing, each Seller shall (a) release all funds held by such Seller in minimum suspense related to proceeds of production and attributable to Third Parties’ interests in the Leases or Hydrocarbon production therefrom and all other funds suspended awaiting minimum disbursement requirements, (b) prepare a schedule setting forth (i) all proceeds of production attributable to Third Parties’ interests in the Leases or Hydrocarbon production therefrom, including those funds listed in Schedule 10.06 and all other funds suspended under division orders and funds suspended for title and other defects (collectively the “Suspense Accounts”), (ii) the reason such proceeds are being held in suspense, and (iii) if known, the name or names of the persons claiming such proceeds. At the Option Closing, each Seller shall transfer to Buyer all funds held in the Suspense Accounts, whereupon Buyer agrees to administer all such accounts and assume all payment obligations relating thereto in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties and such obligations shall become part of the Option Assets Assumed Obligations.

ARTICLE XI

TERMINATION

Section 11.01 Right of Termination.

(a) The exercise of the Option and the consummation of the Option Closing may be completely terminated after the delivery of the Option Exercise Notice and prior to the Option Closing:

(i) by mutual consent of the Parties;

(ii) by any Party if the Option Closing shall not have occurred on or before March 31, 2013; provided, however, that no Party can so terminate this Agreement if such Party is at such time in material breach of this Agreement;

(iii) by any Seller, at such Seller’s option, in the event the conditions to the Option Closing set forth in Section 8.01 are not satisfied to the satisfaction of such Seller at or prior to March 31, 2013;

(iv) by Buyer, at Buyer’s option, if the conditions to the Option Closing set forth in Section 8.02 are not satisfied to the satisfaction of Buyer at or prior to March 31, 2013;

(v) by any Party if the sum of all (i) Title Defect Amounts and (ii) Environmental Defect Amounts raised (in each case) by Buyer pursuant to a Title Defect Notice and/or Environmental Defect Notice and not cured prior to the Option Closing Date, and the Allocated Value of any Assets or portion thereof subject to an Outstanding Preferential Right or Hard Consent exceeds 10% of the aggregate of the Initial Purchase Price and the Option Purchase Price;

(vi) subject to Section 13.02, by any Party if the Casualty Loss exceeds 10% of the Option Purchase Price;

(vii) by any Party if any court or Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein and such order, judgment or decree shall have become final and nonappealable;

(viii) by Buyer, at Buyer’s option, with respect to all other Sellers if any Seller elects to terminate the consummation of the Option Closing pursuant to this Section 11.01(a).

Section 11.02 Effect of Termination. In the event the Option Closing does not occur as a result of a Party exercising its right not to close pursuant to Section 11.01(a), then, the Option shall thereafter be null and void and each Seller shall promptly re-pay its proportionate share of the Option Fee to Buyer; provided however, that where (i) all conditions precedent to the obligations of Buyer set forth in Article VIII with respect to the Option Closing have been met, and (ii) the transactions contemplated by this Agreement are not consummated on or before the Option Termination Date because of (A) the failure by Buyer to perform any of its obligations hereunder in any material respect as of the Option Termination Date (notwithstanding the delivery by Buyer of a Notice of Intent to Exercise), or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the Option Termination Date, then, in such event, Sellers shall have the right to retain the Option Fee, as liquidated damages (and not as a penalty) and as Sellers’ sole remedy with respect thereto. For the avoidance of doubt, if Buyer elects not to exercise the Option, Sellers shall retain the Option Fee.

Section 11.03 Specific Performance. In the event the Option Closing does not occur and (i) the conditions precedent to the obligations of Sellers set forth in Article VIII with respect to the Option Closing have been met, and (ii) the transactions contemplated by this Agreement are not consummated on or before the Option Closing Date because of the failure by Sellers to perform any of their obligations hereunder in any material respect as of the Option Closing Date, then, in such event, Buyer shall have the right to assert all remedies available at law or in equity, including specific performance.

ARTICLE XII

ASSUMPTION AND INDEMNIFICATION

Section 12.01 Assumed Obligations; Retained Liabilities.

(a) As of the Initial Closing, but without limiting Buyer’s rights to indemnity under this Agreement, Buyer assumes and agrees to pay, perform and discharge all obligations and Liabilities with respect to the Initial Assets direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, and regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, provided that Buyer does not assume, and Sellers shall retain, all of the Liabilities and obligations of each Seller, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, which relate to the Initial Assets Retained Liabilities (collectively, the “Initial Assets Assumed Obligations”). The Initial Assets Assumed Obligations shall include:

(i) Buyer’s proportionate share of all obligations (whether arising by Law or by contract) to properly plug and abandon all Wells and dismantle, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Leases, Wells or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore such lands;

(ii) Buyer’s proportionate share of all Environmental Liabilities attributable to the Assets arising from, attributable to or alleged to be arising from or attributable to, a violation of or the failure to perform any obligation imposed by any Environmental Law; and

(iii) Buyer’s proportionate share of all obligations applicable to the lessee under any of the Leases; and

(b) As of the Initial Closing, each Seller shall severally retain and pay, perform and discharge all obligations and Liabilities relating to (collectively, the “Initial Assets Retained Liabilities”):

(i) the ownership, use or operation of any Excluded Assets owned by such Seller or any of its Affiliates;

(ii) all obligations of such Seller created, issued, or incurred for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person);

(iii) all Liabilities arising out of or resulting from such Seller’s ownership or operation of the Assets prior to the Effective Time arising out of or related to any of the following matters: (A) personal injury or death of any Person; and (B) property damage (other than property damage attributable to or resulting from an Environmental Liability that is an Initial Assets Assumed Obligation hereunder);

(iv) all Liabilities and obligations related to such Seller’s employee benefit plans, employment agreements and other employee matters;

(v) any Proceedings which (A) are set forth on Schedule 6.01(f) or (B) should have been set forth on such Schedule and for which such Seller has received written notice prior to the date of this Agreement;

(vi) any obligation of any Seller or any of its Affiliates attributable to any Income Tax of a Seller or any of its Affiliates;

(vii) any obligation of such Seller or any of its Affiliates attributable to any Production Tax attributable (under the principles of Section 14.01(b)) to the ownership and operation of the Assets prior to the Effective Time;

(viii) such Seller’s proportionate share of all obligations (whether arising by Law or by contract) to properly plug and abandon all Wells and dismantle, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Leases, Wells or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore such lands;

(ix) such Seller’s proportionate share of all Environmental Liabilities attributable to the Assets arising from, attributable to or alleged to be arising from or attributable to, a violation of or the failure to perform any obligation imposed by any Environmental Law;

(x) such Seller’s proportionate share of all obligations applicable to the lessee under any of the Leases;

(xi) such Seller’s proportionate share of any obligations or Liabilities arising out of Section 10.06 (Suspense Accounts); and

(xii) with respect to RSP only, all Liabilities and obligations related to or arising out any event, dispute, circumstance or other matter between RSP and ACTOIL, including the RSP NPI Conveyance, the NPI Purchase Agreement, or any failure by ACTOIL to convey the RSP Net Profits Interest to Buyer.

(c) If the Option Closing occurs, as of the Option Closing, but without limiting Buyer’s rights to indemnity under this Agreement, Buyer assumes and agrees to pay, perform and discharge all obligations and Liabilities with respect to the Option Assets direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, and regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, provided that Buyer does not assume, and Sellers shall retain, all of the Liabilities and obligations of each Seller, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, which relate to the Option Assets Retained Liabilities (collectively, the “Option Assets Assumed Obligations”).

(d) The Option Assets Assumed Obligations shall include:

(i) all obligations (whether arising by Law or by contract) to properly plug and abandon all Wells and dismantle, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Leases, Wells or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore such lands;

(ii) all Environmental Liabilities attributable to the Assets arising from, attributable to or alleged to be arising from or attributable to, a violation of or the failure to perform any obligation imposed by any Environmental Law; and

(iii) all obligations applicable to the lessee under any of the Leases; and

(iv) any obligations or Liabilities arising out of Section 10.06 (Suspense Accounts).

(e) If the Option Closing occurs, as of the Option Closing, each Seller shall severally retain and pay, perform and discharge all obligations and Liabilities relating to the obligations set forth in subsections (i) through (vii) of Section 12.01(b) (and as to RSP only, subsection (xii) of Section 12.01(b)) (collectively, the “Option Assets Retained Liabilities”) and, as of the Option Closing, shall no longer have any liability with respect to the obligations set forth in subsections (viii) through (xi) of Section 12.01(b), in each case as applied to the Option Assets.

Section 12.02 Indemnification by Buyer.

(a) Effective as of Initial Closing, and the Option Closing, if the Option Closing occurs, Buyer hereby releases and agrees to defend, indemnify and hold harmless each Seller, its members, shareholders, officers, directors, employees, managers, agents, representatives, Affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Liabilities caused by, arising from, attributable to or alleged to be caused by, arising from or attributable to (i) the Initial Assets Assumed Obligations and, if the Option Closing occurs, the Option Assets Assumed Obligations, if the Option Closing occurs, or (ii) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b) For the avoidance of doubt, but without limiting Buyer’s rights to indemnity under this Agreement, upon the Initial Closing, Buyer assumes (as part of the Initial Assets Assumed Obligations) and agrees to pay, perform and discharge all obligations, and hereby agrees to defend, indemnify and hold harmless and forever release the Seller Indemnitees from and against Buyer’s proportionate share of any and all Environmental Liabilities related or attributable to the Assets arising from, based upon, related to or associated with any environmental condition or other environmental matter related or attributable to the Assets regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence, disposal or removal of any hazardous substance or other material of any kind in, on or under the Initial Assets or Option Assets or other property (whether neighboring or otherwise) and including Buyer’s proportionate share of any Liability of any Seller Indemnitees with respect to the Assets under Environmental Laws.

(c) For the avoidance of doubt, but without limiting Buyer’s rights to indemnity under this Agreement, if the Option Closing occurs, Buyer assumes (as part of the Option Assets Assumed Obligations) and agrees to pay, perform and discharge all obligations, and hereby agrees to defend, indemnify and hold harmless and forever release the Seller Indemnitees from and against any and all Environmental Liabilities related or attributable to the Assets arising from, based upon, related to or associated with any environmental condition or other environmental matter related or attributable to the Initial Assets or Option Assets, as applicable, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence, disposal or removal of any hazardous substance or other material of any kind in, on or under the Initial Assets or Option Assets or other property (whether neighboring or otherwise) and including any Liability of any Seller Indemnitees with respect to the Assets under Environmental Laws.

Section 12.03 Indemnification by Sellers. From and after Initial Closing and, if the Option Closing occurs, the Option Closing, each Seller hereby releases and severally agrees to defend, indemnify and hold harmless Buyer, its members, shareholders, officers, directors, managers, employees, agents, representatives, parents, Affiliates, subsidiaries and successors (collectively, the “Buyer Indemnitees”) from and against any and all Liabilities caused by, arising from or attributable to (a) the Excluded Assets owned by such Seller or any Affiliate of such Seller, (b) the Initial Assets Retained Liabilities and, if the Option Closing occurs, the Option Assets Retained Liabilities that are the obligation of such Seller, (c) the breach by such Seller of any of its representations, warranties, covenants or agreements contained in this Agreement (provided, that for purpose of determining whether any representation or warranty of Sellers that is qualified by Knowledge has been breached, each of Wallace and Collins shall be deemed to have Knowledge of any matter of which RSP has Knowledge), it being acknowledged that each Seller’s representations and warranties in Article VI are given as of the date of this Agreement and pursuant to the certificates delivered at the Initial Closing pursuant to Section 8.02(a)(i) and the Option Closing pursuant to Section 8.02(a)(ii), (d) the actions, suits or proceedings, if any, described in Schedule 6.01(f), (e) the continuing responsibility of such Seller under Section 2.04 (Revenues and Expenses), (f) the payment of or failure to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Leases and/or Wells prior to the Effective Time, other than with respect to the Suspense Accounts, and (g) with respect to RSP only, all Liabilities and obligations related to or arising out any event, dispute, circumstance or other matter between RSP and ACTOIL, including the RSP NPI Conveyance, the NPI Purchase Agreement, or any failure by ACTOIL to convey the RSP Net Profits Interest to Buyer.

Section 12.04 Limitations.

(a) The Buyer Indemnitees shall not have any right to be indemnified by any Seller for any individual obligation or Liability pursuant to Section 12.03(c) or Section 12.03(f) for breaches of representations and warranties unless such obligation or Liability exceeds 0.01471% of the Initial Purchase Price (if the Option Closing does not occur) or the aggregate of the Initial Purchase Price and the Option Purchase Price (if the Option Closing occurs), in which event the right to be indemnified shall apply to the full amount of such obligation or Liability (a “Qualified Loss”), subject to the other limitations set forth in this Section 12.04.

(b) Subject to the other provisions of this Section 12.04, the Buyer Indemnitees shall not have the right to be indemnified pursuant to Section 12.03(c) or Section 12.03(f) for breaches of representations and warranties unless and until the Buyer Indemnitees shall have incurred on a cumulative basis aggregate Qualified Losses in an amount exceeding 1% of the Initial Purchase Price (if the Option Closing does not occur) or the aggregate of the Initial Purchase Price and the Option Purchase Price (if the Option Closing occurs) (the “Indemnity Deductible”), in which event the right to be indemnified shall apply only to all such Qualified Losses in excess of the Indemnity Deductible.

(c) Subject to the other provisions of this Section 12.04, the sum of all losses pursuant to which indemnification is payable by Sellers pursuant to Section 12.03(c) or Section 12.03(f) for breaches of representations and warranties shall not exceed, in the aggregate, ten percent (10%) of the Initial Purchase Price (if the Option Closing does not occur) or the aggregate of the Initial Purchase Price and the Option Purchase Price (if the Option Closing occurs) (the “Cap Amount”).

(d) Exceptions to the Indemnity Limitations for Sellers. Notwithstanding anything to the contrary in this Section 12.04, in no event shall the Qualified Loss threshold, Indemnity Deductible and Cap Amount apply to the rights of the Buyer Indemnitees to be indemnified with respect to:

(i) Breaches of the representations and warranties set forth in Section 6.01(a) (Organization), Section 6.01(b) (Qualification), Section 6.01(c)(i) (Authorization/Consents), Section 6.01(g) (Brokers’ Fees), Section 6.01(h) (Insolvency; Bankruptcy) and Section 6.01(ff) (RSP Net Profits Interest) (collectively, the “Fundamental Representations”);

(ii) Breaches of the representations and warranties set forth in Section 6.01(i) (Taxes);

(iii) Claims for indemnification pursuant to Section 12.03(a), (b), (d), (e) or (g);

(iv) Claims for indemnification pursuant to Section 12.03(c) for breaches by such Seller of any of its covenants or agreements contained in this Agreement (other than breaches of representations and warranties);

(v) Fraud or intentional misrepresentation.

(e) For avoidance of doubt, no Seller will have any obligation or Liability to Buyer Indemnitees pursuant to this Article XII for amounts for which a downward adjustment was made to the Initial Purchase Price or Option Purchase Price, as applicable, pursuant to Section 3.04.

Section 12.05 Negligence and Fault. THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT (INCLUDING Section 12.02 AND Section 12.03) SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY, (B) THE VIOLATION OF ANY LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION, OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT IS CONSPICUOUS.

Section 12.06 Exclusive Remedy.

(a) Except for the special warranty set forth in the Assignment and the indemnities provided in the TSA, it is the intention of the Parties that this Article XII shall govern the allocation of risks and liabilities between Buyer and each Seller except to the extent that it is expressly stated (whether elsewhere in this Article XII or in some other Article of this Agreement) that the provisions of such other Article (or part thereof) shall control over the terms of this Article XII.

(b) Notwithstanding anything to the contrary contained in this Agreement, this Article XII contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Section 6.01 and 6.02, and Sections 7.01, 7.02, 7.03, 7.04, 7.06, and 7.07 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at the Initial Closing or Option Closing, as applicable.

Section 12.07 Expenses. Notwithstanding anything herein to the contrary, the foregoing defense, release, indemnity and hold harmless obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it to consummate the transactions contemplated by this Agreement.

Section 12.08 Survival.

(a) Except as otherwise provided below, the representations and warranties of each Seller in Section 6.01 shall survive for a period of nine months after the Initial Closing or Option Closing, as applicable; provided however, that:

(i) the Fundamental Representations shall survive the Initial Closing or Option Closing, as applicable, without any time limit;

(ii) the representations and warranties in Section 6.01(j) (Royalties) shall survive until March 31, 2014;

(iii) the representations and warranties in Section 6.01(m) (Environmental Matters) shall survive for a period of three months after the Initial Closing or Option Closing, as applicable;

(iv) all of Sellers’ representations, warranties and obligations hereunder with respect to Taxes shall expire on the fifth anniversary of the Initial Closing Date or Option Closing Date, as applicable;

(b) Subject to the foregoing, the covenants and other agreements of the Parties contained in this Agreement shall survive the Initial Closing or Option Closing, as applicable, until they are otherwise terminated, whether by their express terms or as a matter of applicable Law; provided, however, that Sellers’ obligations under Section 12.03(f) shall only survive until March 31, 2014.

(c) Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

Section 12.09 Non-Compensatory Damages. NONE OF THE BUYER INDEMNITEES NOR SELLER INDEMNITEES SHALL BE ENTITLED TO RECOVER FROM ANY SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY TO THE EXTENT SUCH DAMAGES ARE INDIRECT OR CONSEQUENTIAL DAMAGES) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNITEES, AND EACH SELLER, ON BEHALF OF EACH OF SELLER INDEMNITEES OF SUCH SELLER, WAIVE ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, INDIRECT AND CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY TO THE EXTENT SUCH DAMAGES ARE INDIRECT OR CONSEQUENTIAL DAMAGES), ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10 Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

Section 12.11 Indemnification Actions. All claims for indemnification under this Article XII shall be asserted and resolved as follows:

(a) For purposes of this Agreement, the term “Indemnitor” when used in connection with particular Liabilities shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Liabilities pursuant to this Agreement, and the term “Indemnitee” when used in connection with particular Liabilities shall mean a Person having the right to be indemnified with respect to such Liabilities pursuant to this Agreement.

(b) To make a claim for indemnification under this Article XII, an Indemnitee shall notify the Indemnitor of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim or threatened claim by a Third Party against the Indemnitee (a “Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnitee to give notice of a Claim as provided in this Section 12.11 shall not relieve the Indemnitor of its obligations under this Article XII except to the extent (and only to the extent of such incremental Liabilities incurred) such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Claim or otherwise prejudices the Indemnitor’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to notify the Indemnitee whether or not it agrees to indemnify and defend the Indemnitee against such Claim under this Article XII. The Indemnitee is authorized, prior to and during such thirty 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnitor and that is not prejudicial to the Indemnitor.

(d) If the Indemnitor agrees to indemnify the Indemnitee, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. If such Indemnitor is a Seller, it shall be entitled to apply the funds in the Indemnity Escrow towards its cost and expense. The Indemnitor shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnitor, the Indemnitee agrees to cooperate in contesting any Claim which the Indemnitor elects to contest (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnitee may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by the Indemnitor pursuant to this Section 12.11 and it shall be entitled to apply the funds in the Indemnity Escrow towards its cost and expense. An Indemnitor shall not, without the written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnitee’s Liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all Liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnitee (other than as a result of money damages covered in full by the indemnity and not in excess of the Cap Amount or Indemnity Escrow, if applicable).

(e) If the Indemnitor does not agree to indemnify the Indemnitee within the 30 day period specified in Section 12.11(c), fails to give notice to the Indemnitee within such 30 day period regarding its election or if the Indemnitor agrees to indemnify, but fails to diligently defend or settle the Claim, then the Indemnitee shall have the right to defend against the Claim and it shall be entitled to apply the funds in the Indemnity Escrow towards its cost and expense (if the Indemnitee is entitled to indemnification hereunder), with counsel of the Indemnitee’s choosing; provided, however, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any Indemnitor without the prior written consent of such Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to (i) cure the Liability complained of, (ii) agree to indemnify the Indemnitee for such Liability, or (iii) dispute the claim for such Liability. If such Indemnitor does not respond to such Claim Notice within such 30 day period, such Person will be deemed to not dispute the claim for Liability.

(g) Notwithstanding anything to the contrary herein, with respect to a claim by a Buyer Indemnitee, if the damages (i) asserted in the Claim, or (ii) when the damages are not asserted in the Claim, as reasonably estimated by the Buyer Indemnitee, in each case together with the Buyer Indemnitee’s reasonable estimate of the costs and expense of defending the Claim, exceed the amount remaining in the Indemnity Escrow, then Indemnitor shall permit Indemnitee to assume the defense of the Claim, or if Indemnitor has already assumed the defense of the Claim, Indemnitor shall turn over the defense of the Claim to Indemnitee, in which case the provisions of Section 12.11(e) shall apply.

(h) Any obligation of any Seller to indemnify the Buyer Indemnitees pursuant to this Agreement shall be satisfied (i) first, by recourse to the Indemnity Escrow until all funds held in the Indemnity Escrow are depleted (without regard to whether the obligation exceeds such Seller’s allocable share of the Indemnity Escrow), and Buyer and Sellers shall execute joint written instructions to the Escrow Agent directing the Escrow Agent to make payment to Buyer or the applicable Buyer Indemnitee; and (ii) thereafter, from the applicable Seller by prompt payment to Buyer or the applicable Buyer Indemnitee; provided that, for the avoidance of doubt, Sellers’ obligations under this Article XII shall remain subject to the Cap Amount and other limitations set forth in Section 12.04.

ARTICLE XIII

LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 13.01 Disclaimers of Representations and Warranties.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, IN SECTION 4.01 OF THE ASSIGNMENT OR ANY CERTIFICATE DELIVERED TO BUYER AT THE INITIAL CLOSING OR OPTION CLOSING, AS APPLICABLE, (I) NO SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) EACH SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ANY SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN SECTION 4.01 OF THE ASSIGNMENT OR ANY CERTIFICATE DELIVERED TO BUYER AT THE INITIAL CLOSING OR OPTION CLOSING, AS APPLICABLE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ANY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, IN SECTION 4.01 OF THE ASSIGNMENT OR ANY CERTIFICATE DELIVERED TO BUYER AT THE INITIAL CLOSING OR OPTION CLOSING, AS APPLICABLE, EACH SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE INITIAL CLOSING DATE OR OPTION CLOSING DATE, AS APPLICABLE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLERS THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE ASSIGNMENT AND ANY CERTIFICATE DELIVERED TO BUYER AT THE INITIAL CLOSING OR OPTION CLOSING, AS APPLICABLE, THE ASSETS SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO THE CLAIM DATE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO SELLER HAS MADE OR WILL MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS SALE OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE V AND XII OF THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS,” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER SHALL BE DEEMED TO HAVE MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(e) THE PROVISIONS OF THIS Section 13.01, TOGETHER WITH THE LIMITED REMEDIES PROVIDED IN ARTICLE XII, WERE SPECIFICALLY BARGAINED FOR BETWEEN BUYER AND SELLERS AND WERE TAKEN INTO ACCOUNT BY BUYER AND SELLERS IN ARRIVING AT THE PURCHASE PRICE. BUYER SPECIFICALLY REPRESENTS AND AGREES THAT IT IS NOT RELYING UPON AND HAS NOT RELIED UPON ANY REPRESENTATIONS AND WARRANTIES OF A SELLER OR THE REPRESENTATIVES OF A SELLER EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SUCH SELLER IN THIS AGREEMENT, SECTION 4.01 OF THE ASSIGNMENT OR ANY CERTIFICATE DELIVERED TO BUYER AT THE INITIAL CLOSING OR OPTION CLOSING, AS APPLICABLE BY SUCH SELLER. BUYER ACKNOWLEDGES AND AGREES THAT THE FOREGOING DISCLAIMER IS THE RESULT OF ARM’S-LENGTH NEGOTIATION, THAT BUYER IS SOPHISTICATED AND KNOWLEDGEABLE ABOUT BUSINESS MATTERS AND WAS REPRESENTED BY COUNSEL, THAT THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS TO BE A CLEAR, UNEQUIVOCAL AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER TEXAS LAW.

(f) SELLERS AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS Section 13.01 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 13.02 Casualty Loss.

(a) In the event that the Initial Closing occurs, except as set forth in Sections 13.02(c) and (d) and except for matters that constitute Retained Liabilities, and without limiting Buyer’s right to indemnification pursuant to Article XII or limiting the conditions to the Initial Closing set forth in Article VIII, Buyer assumes all risk of loss with respect to, and any change in the condition of, the Initial Assets from the Effective Time until the Initial Closing, including for production of Hydrocarbons through normal depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well), the depreciation of personal property due to ordinary wear and tear or any diminution of value resulting from industry-wide or regional fluctuation in markets or economies.

(b) In the event that the Option Closing occurs, except as set forth in Sections 13.02(c) and (d) and except for matters that constitute Retained Liabilities, and without limiting Buyer’s right to indemnification pursuant to Article XII or limiting the conditions to the Option Closing set forth in Article VIII, Buyer assumes all risk of loss with respect to, and any change in the condition of, the Option Assets from the Effective Time until the Option Closing, including for production of Hydrocarbons through normal depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well), the depreciation of personal property due to ordinary wear and tear or any diminution of value resulting from industry-wide or regional fluctuation in markets or economies.

(c) If, after the Effective Time and prior to the Initial Closing or Option Closing, as applicable, any part of the Initial Assets or Option Assets, as applicable, shall be damaged or destroyed by fire or other casualty or if any part of the Initial Assets or Option Assets, as applicable, shall be taken in condemnation, under the right of eminent domain or if proceedings for such purposes shall be pending or threatened (a “Casualty Loss”), and the Allocated Value of the Asset affected by the Casualty Loss exceeds ten percent (10%) of the Initial Purchase Price or Option Purchase Price, as applicable, Buyer shall not be required to close. Should Buyer elect to close, Sellers and Buyer shall agree, by written notice prior to the Initial Closing or Option Closing, as applicable, either (i) to cause the Assets affected by any Casualty Loss to be repaired or restored to at least its condition prior to such Casualty Loss, at Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Initial Closing Date or Option Closing Date, as applicable), or (ii) to treat such Casualty Loss as a Title Defect with respect to the affected Asset or Assets under Section 4.03 (but without regard to the limitations of Section 4.05). In each case, Sellers shall retain all rights to insurance and other claims against Third Parties with respect to the Casualty Loss except to the extent the Parties otherwise agree in writing.

(d) If, after the date of this Agreement but prior to the Initial Closing Date or Option Closing Date, as applicable, any portion of the Initial Assets or Option Assets, as applicable, is destroyed by a Casualty Loss, and the Allocated Value of the Asset affected by the Casualty Loss is ten percent (10%) or less of the Initial Purchase Price or Option Purchase Price, as applicable, Buyer shall nevertheless be required to close and Sellers shall, at the applicable Closing, reduce the Initial Purchase Price or Option Purchase Price, as applicable, in an amount equal to the Allocated Value of the Asset affected by the Casualty Loss. If Buyer agrees, Sellers shall in lieu of a Purchase Price reduction contemplated above, pay to Buyer and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (other than Affiliates of Sellers and its and their directors, officers, employees and agents) arising out of the Casualty Loss.

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Post-Closing Tax Matters.

(a) Transfer Taxes. The liability for all Transfer Taxes shall be shared equally by Buyer, on the one hand, and Sellers, on the other hand, regardless of the liability under Law for Transfer Taxes. Each Transfer Tax shall be paid by the Party liable under Law for such Transfer Tax (or, where a Transfer Tax is a joint liability of Buyer and a Seller, Seller shall pay such Transfer Tax), and the non-paying Party shall promptly reimburse the paying Party for its allocated share of a Transfer Tax upon presentation of reasonably satisfactory proof that such Transfer Tax has been paid to the applicable Governmental Authority. Notwithstanding the foregoing, each Party acknowledges its belief that Transfer Taxes are not due and payable and agrees not to take any position with a Governmental Authority that is inconsistent therewith unless required by such Governmental Authority under applicable Law.

(b) Allocation of Production Taxes. Where required by this Agreement, including for purposes of Sections 2.02, 2.03, 2.04, 3.04(a)(ix), and 12.01(b)(vii), Production Taxes with respect to the Initial Assets or Option Assets, as applicable, shall be allocated between Buyer and Sellers as of the Effective Time for all taxable periods that include the Effective Time in the following manner:

(i) in the case of a Production Tax that is in the nature of a property or ad valorem tax, the portion of any such Production Tax that is attributable to the portion of a taxable period ending at the Effective Time shall be the amount of such Production Tax for the entire taxable period (or, in the case of such tax determined on an arrears basis, the amount of such Production Tax for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the taxable period ending on the day immediately preceding the Effective Time and the denominator of which is the number of calendar days in the entire taxable period; and

(ii) in the case of any Production Tax not described in Section 14.01(b)(ii), the portion of any such Production Tax that is attributable to the portion of a taxable period ending at the Effective Time shall be deemed to be the amount of such Production Tax that would be payable with respect to the ownership and operation of the Assets as of the end of the day immediately preceding the Effective Time as if such period were treated as ending as of the end of the day prior to the Effective Time.

(c) For the purpose of calculating the Adjusted Initial Purchase Price or Adjusted Option Purchase Price, as applicable, Production Taxes shall be estimated based on then-current mill levies or tax rates, property tax assessments, and the production estimated to occur prior to the Effective Date and allocated to Buyer and Sellers in accordance with the principles of Section 14.01(b). To the extent applicable and to the extent the actual amount of a Production Tax differs from the amount included in the determination of the Adjusted Initial Purchase Price or Adjusted Option Purchase Price, as applicable, the allocation of any such Tax shall be redetermined when the amount of such Tax is actually assessed or otherwise determinable. Within five (5) days after such redetermination, Buyer shall make payments to Sellers, or Sellers shall make payments to Buyer, as necessary to take into account the amount of such redetermination.

(d) Tax Reports and Returns.

(i) Sellers shall make payment to the appropriate Governmental Authority of all Production Taxes with respect to the Initial Assets that are required to be paid on or prior to the Initial Closing Date and shall file all Tax Returns that are required to be filed on or prior to the Initial Closing Date (without regard to any extension requested or granted with respect to such Tax Return). Sellers shall make payment to the appropriate Governmental Authority of all Production Taxes with respect to the Option Assets that are required to be paid on or prior to the Option Closing Date and shall file all Tax Returns that are required to be filed on or prior to the Option Closing Date (without regard to any extension requested or granted with respect to such Tax Return).

(ii) Buyer shall make payment to the appropriate Governmental Authority of all Production Taxes not described in Section 14.01(d)(i) and shall file all Tax Returns for Production Taxes not described in Section 14.01(d)(i). If requested by Buyer, Sellers shall assist Buyer with the preparation of any Tax Return relating to Production Taxes with respect to the Initial Assets for any Taxable period that includes the Initial Closing Date. If requested by Buyer, Sellers shall assist Buyer with the preparation of any Tax Return relating to Production Taxes with respect to the Option Assets for any Taxable period that includes the Option Closing Date.

(iii) After the Initial Closing Date, Buyer, on the one hand, and Sellers and Seller Representative, on the other hand, shall:

1) reasonably assist the other in preparing any Tax Returns with respect to any Tax incurred or imposed, or required to be filed, in connection with the transactions contemplated by this Agreement, and in qualifying for any exemption or reduction in Tax that may be available;

2) reasonably cooperate in preparing for any audits or examinations by, or disputes with, taxing authorities regarding any Tax incurred or imposed in connection with the transactions contemplated by this Agreement;

3) make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the transactions contemplated by this Agreement; provided however, no Party shall be required to provide any information, records or documents subject to attorney-client privilege or any information, records or documents related to Income Taxes; and

4) provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable law or this Agreement, and to promptly furnish the other with copies of all correspondence with respect to any such Tax audit, examination, or assessment.

Section 14.02 Filings, Notices and Certain Governmental Approvals. Buyer shall (a) promptly after the Initial Closing or Option Closing, as applicable, record the Assignment of the Assets and any Additional Assignments of the Assets executed at Closing in all applicable real property records and at the offices of all relevant Governmental Authorities, and (b) promptly after the Option Closing, send notices to vendors supplying goods and services for the Assets of the assignment of such Assets to Buyer and, if applicable, the designation of Buyer as the operator thereof.

Section 14.03 Entire Agreement. This Agreement, the documents to be executed hereunder and the exhibits and schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution of this Agreement as provided in Section 14.15. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement as being supplemented, amended, altered, modified, waived or terminated.

Section 14.04 Waiver. No waiver of any of the provisions of this Agreement or rights hereunder shall be deemed or shall constitute a waiver of any other provisions hereof or right hereunder (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.05 Publicity. Each Party shall consult with each other Party prior to making any public release concerning this Agreement or the transactions contemplated hereby and no Party shall issue any such publicity or other release without the prior written consent of each other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its or its Affiliates’ publicly-traded securities (in which case the disclosing Party shall use commercially reasonable efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure).

Section 14.06 No Third Party Beneficiaries. Except with respect to the Persons included within the definition of Seller Indemnitees or Buyer Indemnitees (and in such cases, only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract, except that the Debt Financing Parties shall be express third party beneficiaries of Sections 14.09 (Waiver of Jury Trial), 14.17(b) (Jurisdiction), and 14.20 (Exculpation of Debt Financing Parties), each of such Sections shall expressly inure to the benefit of the Debt Financing Parties and the Debt Financing Parties shall be entitled to rely on and enforce the provisions of such Sections.

Section 14.07 Assignment. Except to an third party that is a wholly owned Affiliate of Buyer or as may be expressly set forth in this Agreement, Buyer may not assign or delegate any of its rights or duties under this Agreement without the prior written consent of Sellers and any assignment made without such consent shall be void. Any assignment of this Agreement made by Buyer as permitted hereby shall not relieve Buyer from any Liability or obligation under this Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 14.08 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT.

Section 14.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY PROCEEDING INVOLVING ANY DEBT FINANCING PARTY).

Section 14.10 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), or facsimile to the addresses of Sellers and Buyer set forth below. Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next Business Day.

RSP:	RSP Permian, L.L.C.

Attention: Michael K. Grimm

3141 Hood Street, Suite 701

Dallas, Texas 75219

Fax: (214) 522-0616

With a copy to:	Thompson & Knight, LLP

Attention: Lawrence A. Hall

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Fax: (214) 999-9218

and

Natural Gas Partners

Attention: Jesse N. Bomer

125 E. John Carpenter Fwy., Suite 600

Irving, Texas 75062

Fax: (972) 432-1441

Wallace:	Wallace Family Partnership, LP

Attention: Michael Wallace

508 W. Wall Street, Ste. 1200

Midland, Texas 79701

Fax: (432) 686-0302

With a copy to:	Richard R. Montgomery, Esq.

P.O. Box 50468

Midland, TX 79710-04681

110 West Louisiana, Suite 300

Midland, TX 79701

Fax: (432) 683-8903

Collins:	Ted Collins, Jr.

508 W. Wall Street, Ste. 1200

Midland, Texas 79701

Fax: (432) 686-0302

With a copy to:	Richard R. Montgomery, Esq.

P.O. Box 50468

Midland, TX 79710-04681

110 West Louisiana, Suite 300

Midland, TX 79701

Fax: (432) 683-8903

Buyer:	Resolute Natural Resources Southwest, LLC

Attention: General Counsel

1675 Broadway, Suite 1950

Denver, CO 80202

Fax: (303) 623-3628

Any Party may, by written notice so delivered, change its address for notice purposes hereunder.

Section 14.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.12 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

Section 14.13 Amendment. This Agreement may be amended only by an instrument in writing executed by all Parties. Notwithstanding anything to the contrary contained herein, Sections 14.09 (Waiver of Jury Trial), 14.17(b) (Jurisdiction), and 14.20 (Exculpation of Debt Financing Parties) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Debt Financing Parties.

Section 14.14 Schedules and Exhibits. The inclusion of any matter upon any Schedule or any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

Section 14.15 Confidentiality. Notwithstanding the Parties’ execution and delivery of this Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided however, that any disclaimer of representations and warranties contained in the Confidentiality Agreement shall be superseded by the representations and warranties of Sellers and the disclaimers thereof set forth in this Agreement; and provided further that any restriction on disclosure or publicity contained in the Confidentiality Agreement shall be superseded by Section 14.05. If the Initial Closing should occur, the Confidentiality Agreement shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement and (b) the Excluded Assets).

Section 14.16 Seller Representative. Each Seller (excluding RSP) hereby constitutes and appoints RSP as such Seller’s true and lawful agent and attorney-in-fact (the “Seller Representative”), to act in the name and on behalf of such Seller to take any action authorized or required to be taken by the Seller Representative pursuant to the terms of this Agreement. Each Seller (excluding RSP) acknowledges that the powers and authority granted in this Section 14.16 are coupled with an interest sufficient in Law to support an irrevocable power of attorney and, unless this Agreement is terminated pursuant to Article XI, shall be irrevocable to the fullest extent permitted by Law. Each Seller (excluding RSP) agrees to indemnify, defend, hold harmless and release Buyer for any claims that arise against Buyer as a result of any action by such Seller Representative.

Section 14.17 Jurisdiction.

(a) Any suit, action or proceeding among the Parties seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the courts of the State of Texas, in Dallas County, and the federal courts in the Northern District of Texas. Each of the Parties (i) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 14.10 will be deemed effective service of process on such Party.

(b) Each of the Parties hereto (i) agrees that New York State or the United States Federal courts sitting in the borough of Manhattan, New York City, shall have exclusive jurisdiction over any action brought against any Debt Financing Party in connection with the transactions contemplated by this Agreement, (ii) hereby submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court, (iii) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (iv) agrees that it will not, and will not permit any of its affiliates to, bring or support anyone else in bringing any such action in any other court.

Section 14.18 Several Liability. Anything in this Agreement to the contrary notwithstanding, it is understood that the obligations and liabilities of Sellers under this Agreement and in connection with the transactions contemplated hereby are several (and not joint and several), provided that the entire Indemnity Escrow shall be available to satisfy indemnification claims by a Buyer Indemnitee against any Seller.

Section 14.19 EXCLUSIVE REMEDY. THE PARTIES HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT, AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT. FURTHERMORE, THE PARTIES EACH HEREBY ACKNOWLEDGE THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES DERIVED FROM ARM’S LENGTH NEGOTIATIONS, AND ALL PARTIES TO THIS AGREEMENT SPECIFICALLY ACKNOWLEDGE THAT NO PARTY HAS ANY SPECIAL RELATIONSHIP WITH ANOTHER PARTY THAT WOULD JUSTIFY ANY EXPECTATION BEYOND THAT OF AN ORDINARY BUYER AND AN ORDINARY SELLER IN AN ARM’S LENGTH TRANSACTION. EXCEPT FOR ACTIONS ARISING AS A RESULT OF FRAUD OR INTENTIONAL MISREPRESENTATION, THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE TERMS AND PROVISIONS OF THIS AGREEMENT (INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN) SHALL BE THOSE REMEDIES AVAILABLE UNDER THIS AGREEMENT (AS SUCH REMEDIES MAY BE FURTHER LIMITED OR EXCLUDED PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT) OR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT, AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN THIS AGREEMENT, THE PARTIES HEREBY WAIVE AND RELEASE ANY AND ALL TORT CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT). WITHOUT LIMITATION OF THE FOREGOING, FROM AND AFTER THE INITIAL CLOSING OR OPTION CLOSING, AS APPLICABLE, THE SOLE AND EXCLUSIVE REMEDY OF BUYER, OTHER THAN THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT, FOR ANY AND ALL (A) CLAIMS RELATING TO ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, (B) OTHER CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT AND (C) OTHER CLAIMS RELATING TO THE ASSETS AND THE PURCHASE AND SALE THEREOF SHALL BE ANY RIGHT TO INDEMNIFICATION FROM SUCH CLAIMS THAT IS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND IF NO SUCH RIGHT OF INDEMNIFICATION IS EXPRESSLY PROVIDED AND NO REMEDY IS AVAILABLE PURSUANT TO THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT, THEN SUCH CLAIMS ARE HEREBY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

Section 14.20 Exculpation of Debt Financing Parties. Notwithstanding anything herein to the contrary, neither Sellers nor any of their respective former, current or future officers, directors, managers, employees, agents and other representatives and affiliates shall have any rights or claims against any Debt Financing Party in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law or in equity, in contract, in tort or otherwise; provided that this paragraph shall not be deemed to limit (i) the rights of Buyer, any of its direct or indirect equity holders or any of its permitted assigns arising out of or in connection with the Debt Financing, or (ii) any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 14.21 Parent Guaranty. Parent is a signatory party to this Agreement solely for the purpose of this Section 14.21, as a guarantor on behalf of Buyer (its direct wholly owned subsidiary). Parent hereby unconditionally and irrevocably guarantees (a) the prompt and complete payment of any sums, obligations and liabilities due any Seller from Buyer under this Agreement and (b) the performance of any and all covenants, agreements or conditions of Buyer under this Agreement. Such guaranty is an absolute, complete and continuing guaranty of payment and not of collection, and no notice of nonpayment or other notice need be given to Parent. Parent waives any right to require any Seller to proceed against Buyer or to have Buyer joined in any suit related to this Agreement. It is expressly agreed that the liability of Parent for payment hereunder shall be primary and not secondary. Parent waives any defense against any obligation, liability, covenant, agreement, condition or payment guaranteed by Parent hereunder arising by any disability or lack of entity authority on the part of Buyer. The provisions of this Section 14.21 shall survive the Initial Closing and, if applicable, the Option Closing for the applicable statutory limitations period as provided under law.

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IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first written above.

SELLERS:

RSP PERMIAN, L.L.C.

By:	/s/ Michael K. Grimm
Michael K. Grimm
Co-Chief Executive Officer

WALLACE FAMILY PARTNERSHIP, LP
By:	Michael Wallace Management, LLC
General Partner

By:	/s/ Michael W. Wallace
Michael W. Wallace
Manager

TED COLLINS, JR.

/s/ Ted Collins, Jr.
Ted Collins, Jr.

[SIGNATURE PAGE TO PURCHASE, SALE AND OPTION AGREEMENT]

BUYER:

RESOLUTE NATURAL RESOURCES
SOUTHWEST, LLC

By:	/s/ James M. Piccone
Name:	James M. Piccone
Title:	President

PARENT (solely for purposes of Section 14.21):

RESOLUTE ENERGY CORPORATION

By:	/s/ James M. Piccone
Name:	James M. Piccone
Title:	President

[SIGNATURE PAGE TO PURCHASE, SALE AND OPTION AGREEMENT]